Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BOXER PARENT COMPANY INC.,

BOXER MERGER SUB INC.

and

BMC SOFTWARE, INC.

Dated as of May 6, 2013

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-ii-

EXHIBITS

Exhibit A Amended & Restated Certificate of Incorporation of Surviving Corporation

Exhibit B Bylaws of Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2013 (the “Agreement”), among Boxer Parent Company Inc., a Delaware corporation (“Parent”), Boxer Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and BMC Software, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend adoption of this Agreement, including the Merger, by the stockholders of the Company.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Guarantors is entering into a limited guarantee in favor of the Company (each a “Limited Guarantee”) pursuant to which each of the Guarantors is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified and subject to the terms and conditions therein.

WHEREAS, prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement in connection with the Merger.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the

General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m., local time, on (a) the later of (i) a date which shall be the third (3rd) Business Day after the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing), and (ii) the earlier of (x) a date during the Marketing Period to be specified by Parent on no fewer than five (5) Business Days’ notice to the Company, and (y) the third (3rd) Business Day following the final day of the Marketing Period (subject, in the case of each of subclauses (x) and (y) of this clause (ii), to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions set forth in Article VI as of the date determined pursuant to this Section 1.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing)), or (b) at such other place, date and time as the Company and Parent may agree in writing; provided that the Closing Date specified in any notice delivered pursuant to subclause (ii)(x) immediately above may be conditioned upon the simultaneous completion of the Debt Financing, it being understood and agreed that if such Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn); provided further, however, that in no event will the Closing occur during the first three (3) Business Days of a quarter, and if the Closing would otherwise have occurred pursuant to this Section 1.2 during such three (3) Business Day period, then the Closing will instead occur on the fourth Business Day of such quarter (provided, for the avoidance of doubt, the Closing at such later time shall be subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing). The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 1.7 Officers. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Stock. Each share of common stock of the Company, par value $0.01 per share, outstanding immediately prior to the Effective Time (such shares, collectively, the “Common Stock,” and each, a “Share”), other than Shares to be cancelled or converted pursuant to Section 2.1(b) and, other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive $46.25 in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates or Book-Entry Shares that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration in accordance with this Section 2.1(a) and Section 2.2 (less any applicable withholding Taxes).

(b) Company, Subsidiary, Parent and Merger Sub-Owned Shares. Each Share that is owned directly by the Company (or any direct or indirect Subsidiary of the Company), Parent or Merger Sub immediately prior to the Effective Time (the “Excluded Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled instead to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise any such demands.

(e) Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time, as applicable, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration, as applicable, shall be equitably adjusted to reflect such change.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to or concurrently with the Closing, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder (and which shall be reasonably acceptable to the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares (other than the Excluded Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration to which such holder of Shares is entitled pursuant to Section 2.1(a) (less any applicable withholding Taxes).

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and, subject to compliance with the procedures set forth in Section 2.2(b), exchanged for the cash such holder is entitled to receive pursuant to Section 2.1(a) (less any applicable withholding Taxes) to be paid by check or wire transfer of immediately available funds to an account designated by such holder.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration such holder is entitled pursuant to Section 2.1(a) (less any applicable withholding Taxes), without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by stockholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3 Treatment of Stock Options and Other Stock-Based Awards.

(a) Unless otherwise agreed between Parent and a particular award holder, each option to purchase Shares granted under a Company Equity Plan (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by (ii) the total number of Shares subject to such Company Option. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the former holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, no later than the second payroll cycle of the Surviving Corporation following the Effective Time.

(b) Except as otherwise agreed between Parent and a particular award holder, each award of restricted stock or restricted stock units granted under a Company Equity Plan that corresponds to Shares, including performance-based market stock unit awards (“Company MSU Awards”) and phantom stock awards (collectively, “Company RSU Awards”), that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be treated in the following manner:

(i) any (A) portion of such Company RSU Award held by an employee below the level of Senior Vice President that, pursuant to the terms of the award agreement evidencing such Company RSU Award as in effect immediately prior to the Effective Time (the “RSU Award Agreement”), is scheduled to vest on or prior to the first anniversary of the Closing Date (without regard to the occurrence of a Change in Control or similar term as defined, including by reference, in the RSU Award Agreement), and (B) such Company RSU Award that is held by an employee at the level of Senior Vice President or above or by a member of the Board of Directors of the Company shall become fully vested (without regard to the satisfaction of any performance condition) and be converted into the right to receive an amount in cash equal to the product of (1) the total number of Shares subject to such Company RSU Award, or portion thereof, multiplied by (2) the Merger Consideration; provided, that, with respect to each Company MSU Award, the number of Shares subject to such award shall be the number of Shares determined by applying a Vesting Percentage (as defined in the RSU Award Agreement) of 100% to such Company MSU Award;

(ii) any portion of such Company RSU Award held by an employee below the level of Senior Vice President that, pursuant to the terms of the RSU Award Agreement, is scheduled to vest after the first anniversary of the Closing Date, shall be converted into an award (a “Converted Award”) representing a right to receive an amount in cash equal to the product of (A) the total number of Shares subject to such portion of such Company RSU Award immediately prior to the Effective Time multiplied by (B) the Merger Consideration. Such Converted Award shall continue to vest and be settled in cash in accordance with the terms of the RSU Award Agreement; provided, however, that (1) the scheduled vesting date for each portion of such Converted Award scheduled to vest after the first anniversary of the Closing Date pursuant to the terms of the RSU Award Agreement shall be modified to be one year prior to such scheduled vesting date without regard to the satisfaction of any performance condition, and (2) any Converted Award that is held by an award holder whose employment is terminated after the Effective Time and on or prior to the final vesting date of such Converted Award (after giving effect to this Section 2.3(b)(ii)) by Parent and its Subsidiaries without Cause (as defined in the RSU Award Agreement, or, if there is no such definition, as defined herein) or is otherwise terminated under circumstances entitling such award holder to severance payments, shall vest in full as of such termination; and

(iii) The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company RSU Awards the cash amounts described in this Section 2.3(b), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five calendar days following the date that such Company RSU Award, or portion thereof, vests. To the extent that amounts are so withheld by the Surviving Corporation or one of its Subsidiaries, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Options or Company RSU Awards, as applicable, in respect of which such deduction and withholding was made.

(c) Prior to the Effective Time, the Company shall adopt such resolutions and take all other appropriate actions that do not involve the payment of any consideration required to effectuate the actions contemplated by this Section 2.3, including to ensure that (i) all awards issued under the Company Equity Plans shall be treated in accordance with this Section 2.3; (ii) after the Effective Time, except as otherwise agreed between Parent and a particular award holder, neither any holder of Company Equity Awards, nor any other participant in any Company Equity Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, or Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 2.3 and (iii) on and after the Effective Time, no further Company Equity Awards or other rights with respect to Shares shall be granted or outstanding under any Company Equity Plan. As soon as practicable after the Effective Time, and to the extent applicable or required, the Surviving Corporation shall deliver to the holders of Company Equity Awards, appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement.

Section 2.4 Employee Stock Purchase Plan. Following the date of this Agreement, the Board of Directors of the Company (or a committee thereof) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP: (i) the Option Period (as such term is defined in the ESPP) in effect as of the date hereof shall conclude no later than the earlier of June 30, 2013 or the Closing Date; (ii) no new Option Period shall commence following the date of this Agreement; (iii) any individual participating in the Option Period in effect as of the date hereof shall not be permitted (A) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; and (iv) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents publicly filed with or publicly furnished to the SEC prior to the date hereof, other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained therein to the extent they are predictive, cautionary or forward looking in nature, but being understood that this clause (a) shall not be applicable to the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.16, Section 3.17 and Section 3.19 and (b) in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (provided, that, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection only to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent from the substance of the disclosure made as to matters and items which are the subject of the corresponding representation or warranty), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) (i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent good standing is applicable in such jurisdiction) and (iii) each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification (to the extent good standing is applicable in such jurisdiction), except in the case of clauses (ii) and (iii) where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has publicly filed with the SEC or otherwise made available to Parent complete and correct copies of the certificates of incorporation and bylaws or comparable organizational and governing documents of the Company and each of its “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act) (a “Significant Subsidiary”), each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, any reference to any facts, circumstances, events, effects or changes having a “Company Material Adverse Effect” means a fact, circumstance, event, change or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, but for purposes of this clause (a) and clause (b) below shall not include events or effects resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, (ii) any decline in the market price or trading volume of the Common Stock (it being understood that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, effect or change underlying such decline has or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect), (iii) general changes or developments after the date hereof in the industries in which the Company and its Subsidiaries operate, including general changes after the date hereof in Law or regulation across such industries, (iv) the public announcement of this Agreement, the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, (v) the identity of Parent or any of its Affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by this Agreement (other than Section 5.1(a)) or consented to in writing by Parent, (vii) any acts of terrorism or war, (viii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (ix) changes after the date hereof in GAAP or the interpretation thereof, (x) any shareholder litigation relating to this Agreement or the transactions contemplated hereby, or (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the exception in this clause (xi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or effect underlying such failure has or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); provided that, with respect to clauses (i), (iii), (vii), (viii), and (ix), such facts, circumstances, events, changes or effects shall be taken into account to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate, or (b) prevents or would reasonably be expected to prevent the Company’s ability to perform in all material respects its obligations under this Agreement and consummate the Merger in accordance with the terms hereof.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Significant Subsidiary of the Company, each Significant Subsidiary’s jurisdiction of organization and its authorized, issued and outstanding capital stock or other equity interests. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) (i) of each of the Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens and (ii) of each of the other Subsidiaries of the Company is owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 600,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Except as set forth in Section 3.2(a) of the Company Disclosure Letter, as of the close of business on April 30, 2013 (the “Capitalization Date”), there were (i) 143,958,464 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, (ii) Company Options to purchase an aggregate of 3,305,010 shares of Common Stock, with a weighted average exercise price of $30.5113 per share, issued and outstanding, and (iii) 7,041,269 shares of Common Stock underlying outstanding Company RSU Awards. Since the Capitalization Date, other than as set forth on Section 3.2(a) of the Company Disclosure Letter, the Company has not issued any shares of its capital stock or other rights or securities exercisable, convertible into or exchangeable for shares in its capital stock, other than as expressly permitted by Section 5.1(b)(ix). All outstanding Shares are, and all Shares issued upon exercise of Company Options or in settlement of Company RSU Awards will be when issued, duly authorized, validly issued, fully paid and nonassessable and are not or will not be, as applicable, subject to and were not or will not be, as applicable, issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Except as set forth in Section 3.2(a) above or in Section 3.2(b) of the Company Disclosure Letter, (i) the Company does not have any shares of its capital stock issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, calls, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer, dispose of or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation right, preemptive right, phantom stock, convertible or exchangeable securities or other similar right, agreement, arrangement, undertaking or commitment, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person and (iii) there are no outstanding obligations of the Company or any Subsidiary of the Company to make any payment based on the price or value of any capital stock or other equity securities of the Company or any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a list, as of the Capitalization Date, of all incentive equity awards, including: (i) each outstanding Company Option, including the number of shares of Common Stock issuable upon exercise of such Company Option, the exercise price with respect thereto, the applicable grant date thereof and the applicable Company Equity Plan pursuant to which such Company Option was granted, (ii) each outstanding Company RSU Award (other than a Company MSU Award), including the target and maximum number of shares of Common Stock underlying such Company RSU Award, the applicable grant date thereof and the applicable Company Equity Plan pursuant to which such

Company RSU Award was granted and (iii) each outstanding Company MSU Award, including the target and maximum number of shares of Common Stock underlying such Company MSU Award and the applicable grant date thereof. As of the date hereof, the Company does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company. The aggregate amount to be contributed pursuant to the ESPP for the Option Period (as such term is defined in the ESPP) ending June 30, 2013 shall not exceed the amount set forth on Item 3 of Section 3.2(c) of the Company Disclosure Letter.

(d) Except for awards to acquire shares of Common Stock disclosed on Section 3.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(f) As of the Capitalization Date, except for (x) Indebtedness (other than Indebtedness owed by the Company to any directly or indirectly wholly owned Subsidiary thereof or by any directly or indirectly wholly owned Subsidiary of the Company to the Company or another directly or indirectly wholly owned Subsidiary of the Company), (y) reimbursement obligations under letters of credit to the extent such letters of credit have been drawn (including standby and commercial) and (z) obligations with respect to deferred purchase price of property or services, for which the Company has taken delivery, regardless of how structured (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices) (collectively, “Specified Indebtedness”) in an aggregate amount for clauses (x), (y) and (z) of less than $10,000,000, there is no outstanding Specified Indebtedness of the Company and its Subsidiaries other than Specified Indebtedness reflected on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012. Since December 31, 2012 through the date hereof, the Company and its Subsidiaries have not incurred any Specified Indebtedness other than in the ordinary course of business consistent with past practice.

(g) Each Company Stock Option (i) was granted with an exercise price equal to or greater than the fair market value of the underlying shares of capital stock or other equity securities on the date of grant in compliance with Section 409A of the Code, (ii) has not had its exercise date or grant date delayed or “back-dated,” (iii) has been issued in compliance in all material respects with the terms of the applicable Company Equity Plan under which it was granted and all applicable Laws, and (iv) has been properly accounted for in all material respects in accordance with GAAP.

(h) On November 23, 2012, the Company entered into an agreement with Morgan Stanley & Co. LLC (“MS”) to repurchase $750,000,000 of Common Stock under an accelerated share repurchase program (the “ASRP”). Under the terms of the ASRP, on November 26, 2012, the Company paid to MS $750,000,000 in cash, which represented the Company’s full payment obligation under the ASRP. On or prior to July 1, 2013, all share settlements pursuant to the Repurchase Agreement will be completed.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting in a unanimous vote of those directors present (which directors constituted a quorum) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”), (iv) directed that such matter be submitted for a vote of the stockholders of the Company at the Company Meeting, (v) assuming that the representations of Parent and Merger Sub set forth in Section 4.13 are correct, taken all necessary actions so that the restrictions in Takeover Statutes are not applicable to the Company, Parent, Merger Sub or their Affiliates or the Guarantors or their Subsidiaries, or this Agreement or the transactions contemplated hereby (including the Merger) and (vi) exempted such Persons from being an “Acquiring Person” under the Rights Plan. The entering into of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, will not result in the grant of any rights to any Person under the Rights Plan or enable or require the Rights to be exercised, distributed or triggered as a result thereof. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (other than corporate proceedings taken on or prior to the date hereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated herein by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, authority or other legislative, judicial or executive entity (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust filings as the Company and Parent determine are required to be filed, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy

Statement, (iv) compliance with the rules and regulations of NASDAQ, (v) compliance with any applicable foreign or state securities or “blue sky” laws, (vi) the CFIUS Approval, and (vii) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vii), the “Specified Approvals”), other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Assuming receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease (including any Principal Lease), agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect (provided that subclause (iv) in the definition of “Company Material Adverse Effect” shall be disregarded for purposes of this Section 3.3(c)).

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished on a timely basis all forms, statements, certifications, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since March 31, 2011 (including all exhibits and exhibits and schedules thereto and documents incorporated by reference therein, together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, complied or, if not yet filed, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date of effectiveness or filing, as the case may be, with the SEC, and none of the Company SEC Documents contained or, if not yet filed, will contain any untrue statement of a material fact or omitted or, if not yet filed, will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment), and included in all Company SEC Documents filed after the date hereof, (i) fairly presented, or if not yet filed, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows for the respective periods then ended and changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, in each case which are not material) and (ii) have been prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (in each case, except as may be indicated therein or in the notes thereto). Since March 31, 2011, subject to any applicable grace periods, the Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act.

(c) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act as of March 31, 2012, and such assessment concluded that such controls were effective and did not identify any (A) “significant deficiency” or “material weakness” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2011, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries or any of their respective directors of officers has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 (or the notes thereto or as described in the March 31, 2012 audited consolidated balance sheet of the Company and its Subsidiaries or the notes thereto), (b) as permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full prior to the date hereof and (d) for liabilities and obligations incurred in the ordinary course of business since December 31, 2012, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) To the Knowledge of the Company, the Company and each of the Company’s Subsidiaries are, and since March 31, 2011 have been, in compliance with and are not in default under or in violation of any applicable federal, state, provincial, local, supranational or foreign law, statute, ordinance, common law, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Anything contained in this Section 3.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.4 or Section 3.5, or in respect of environmental, tax, intellectual property, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Agreement.

(b) Since March 31, 2011, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity of, been charged by any Governmental Entity with, or, to the Knowledge of the Company, been under investigation or formal review by any Governmental Entity with respect to, any material violation of or liability under any Customs & International Trade Laws which, in each case, is material to the business of the Company and its Subsidiaries, taken as a whole, and has not been fully resolved.

(c) Since January 1, 2007, to the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any of their respective agents authorized to act, and acting, on behalf of the Company or its Subsidiaries has, in connection with the business activities of the Company, provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly to any Government Official, political party or candidate for government office, for the purpose of influencing any act or decision of such official, party or candidate in his or her official capacity, or inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any unlawful advantage for the benefit of the Company.

(d) To the Knowledge of the Company, the Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) since March 31, 2011, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law, (iii) to the Knowledge of the Company, there has been no treatment, storage, disposal or release of or exposure of any Person to any Hazardous Substance in violation of or so as to give rise to liability under any applicable Environmental Law, including from any properties owned or leased by the Company or any of its Subsidiaries or as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased by the Company or any of its Subsidiaries and (iv) nether the Company nor any of its Subsidiaries is subject to any judgment, order, decree or Action pursuant to any Environmental Law.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the applicable time.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated, regulated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, Section 3.6 and this Section 3.8 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter lists all material Company Benefit Plans other than Company Foreign Plans (each as defined below). “Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants or with respect to which the Company or any of its Subsidiaries has any material liability. For purposes of this Agreement, the term “Company Foreign Plan” means each Company Benefit Plan that is subject to or governed by the Laws of any jurisdiction other than the United States.

(b) The Company has heretofore made available to Parent, with respect to each material Company Benefit Plan (other than a Company Foreign Plan), (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained, funded and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code; (iv) no Company Benefit Plan provides and neither the Company nor any of its Subsidiaries has any liability or obligation for the provision of medical or other welfare benefits with respect to current or former employees or directors or other service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits not in excess of three years under severance arrangements; (v) no liability under Title IV of ERISA or Section 412 of the Code or under any Multiemployer Plan has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would reasonably be expected to result in a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder; (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (viii) neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a result of at any time being considered a single employer with any other Person (other than the Company and its Subsidiaries) under Section 414 of the Code; and (ix) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims or Actions (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of, with respect to or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries. “ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries, or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

(d) Except as provided in this Agreement or as disclosed on Section 3.9(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or its Subsidiaries except as required by applicable non-United States Law, or (ii) accelerate the time of payment or vesting, or cause the funding of or increase the amount of compensation or benefits due to any such employee, consultant or officer.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained, funded and administered in all material respects in accordance with their terms and all applicable requirements and Laws, (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law. The Company’s aggregate liability with respect to defined benefit retirement plans that are Company Foreign Plans does not exceed $10,000,000.

(f) Except for such matters that have not had, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, (A) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries are in material compliance with all applicable Laws including (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices, and (D) the WARN Act, (iii) there are no material employment-related Actions pending or threatened against the Company, and (iv) to the Company’s Knowledge, none of the matters referred to in (i), (ii), and (iii) have been pending or threatened against the Company or any of its Subsidiaries since March 31, 2011.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with other events, result in any payment or benefit that will be made by the Company or any of its Subsidiaries that would not be deductible pursuant to Section 280G of the Code or result in the reimbursement of any excise tax incurred under Section 4999 of the Code.

(h) The representations and warranties set forth in Section 3.6, this Section 3.9 and Section 3.13(d) are the Company’s sole and exclusive representations and warranties regarding employee benefit and labor matters.

Section 3.10 Absence of Certain Changes or Events.

(a) Since March 31, 2012, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses, consistent with past practices.

(b) Since March 31, 2012, there has not been any state of facts, circumstance, event, change or effect that has had, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since December 31, 2012, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in clauses (i), (vii), (x) (but only with respect to the Company and not its Subsidiaries), (xii), (xvi), (xvii) and (xxi) of Section 5.1(b).

Section 3.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries that has had, individually or in the aggregate, a Company Material Adverse Effect, (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity, (c) there are no settlements to which the Company or any of the Company’s Subsidiaries is a party or by which any of their assets are bound and (d) there are no orders, judgments or decrees of any Governmental Entity in effect against the Company or any of its Subsidiaries, in the case of clauses (a), (b), (c) or (d) that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time the Proxy Statement is filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.13 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects and were prepared in compliance with applicable Law; (ii) the Company and each of its Subsidiaries have paid all Taxes due and payable (whether or not shown on any Tax Return) and have made adequate provisions in accordance with GAAP for all Taxes not yet due and payable on the most recent consolidated balance sheet of the Company and its Subsidiaries; (iii) there are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (vi) the Company and its Subsidiaries, within the time and in the manner prescribed by Law, have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (including pursuant to Code Sections 1441, 1442, 3102, and 3402 and any other applicable provision of state, local, or foreign Law), and all applicable forms required with respect thereto have been properly completed and timely filed; (vii) no written claim has been made by a taxing authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; (viii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than as a result of being a member of the consolidated, affiliated or unitary tax group of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise; (ix) any Tax holiday claimed by the Company or any of its Subsidiaries in any jurisdiction is currently effective and will not be adversely affected by the transactions contemplated by this Agreement; (x) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the Internal Revenue Service or entered into any “closing agreement” pursuant to Code Section 7121 (or any predecessor provision or any similar provision of state, local, or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any currently effective waiver or other agreement extending the statute of limitations in respect of Taxes; (xi) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing, or similar agreement; and (xii) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary has received in writing from any federal, state, local or foreign taxing authority any, and to the Knowledge of the Company, none of the following are threatened in writing: (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date or (ii) any election under Code Section 108(i).

(d) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind or any other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, capital stock, payroll, employment, unemployment, social security (or similar), workers’ compensation, net worth, excise, withholding, ad valorem, alternative minimum, estimated and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than in Section 3.2(g), Section 3.6, Section 3.9(c), Section 3.9(e), Section 3.9(g) and this Section 3.13.

Section 3.14 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or its Subsidiaries own and possess all right, title and interest in and to all of the Owned Intellectual Property Rights and (ii) each of the Company and its Subsidiaries either owns all rights, title and interest to or has a valid and enforceable right to use, pursuant to a written license agreement, all Intellectual Property Rights as are owned or used by or are otherwise necessary to conduct the respective businesses of the Company and its Subsidiaries as currently conducted, by the Company and its Subsidiaries (collectively, “Company Intellectual Property”) free and clear of any Liens other than Permitted Liens. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, immediately following the Closing, the Company and its Subsidiaries will continue to own or have in all material respects all Company Intellectual Property. To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Right of any third party in the past three (3) years, and (B) no third party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property Right owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Section 3.14(b) of the Company Disclosure Letter contains a list as of the date of this Agreement of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all material United States and foreign patents and patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same, and (iv) all material registered domain names, in each case owned by the Company or any of its Subsidiaries (collectively, with material unregistered Intellectual Property Rights owned or purportedly owned by the Company, “Owned Intellectual Property Rights”).

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no actions, suits or claims or administrative proceedings or investigations (“Claims”) pending or, to the Knowledge of the Company, threatened, that (i) challenge or question the Company’s ownership of, the validity of, or the Company’s right to use, disclose, license or enforce any Company Intellectual Property, (ii) require indemnification of any Person by the Company or any of its Subsidiaries with regard to any Intellectual Property, for which notice of such indemnification has been received by the Company, or (iii) asserts that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any third party.

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in all Intellectual Property owned by them, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned or held by the Company and its Subsidiaries and used in the conduct of the business as presently conducted. To the Knowledge of the Company, and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, such confidential information, including the source code of any Company Product, has not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which have not been breached.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, during the past three (3) years, to the Knowledge of the Company, all personnel, including employees, agents, consultants and contractors, whose duties include or have included contribution to or participation in the conception or development, or both, of any Intellectual Property or Company Product for the Company or its Subsidiaries have executed valid and enforceable confidentiality and invention assignment agreements sufficient to transfer exclusive ownership of such Intellectual Property to the Company or its applicable Subsidiary without payment of any additional consideration and that contain valid and enforceable waivers of remuneration under any applicable employee inventor protection Laws.

(f) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Open Source Software that is used by the Company or any of its Subsidiaries in any way in connection with any Company Product, the Company and its Subsidiaries are and have been in material compliance with all applicable licenses with respect thereto. To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no use by the Company or any of its Subsidiaries of any Open Source Software creates any of the following obligations or requirements on the part of the Company or any of its Subsidiaries in connection with such use: (i) the disclosure, distribution or licensing of any Software (other than such item of Open Source Software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any Software (other than such item of Open Source Software in its unmodified form) be at no charge; (iii) a requirement that any licensee of any Software be permitted to modify, make derivative works of, or reverse-engineer any such Software; (iv) a requirement that any Software be redistributable by any licensee; or (v) the grant of any patent rights (other than patent rights in such item of Open Source Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such Open Source Software).

(g) Neither the Company nor any of its Subsidiaries has granted any exclusive license with respect to sales or licensing of a Company Product or any derivative thereof for which the Company continues to receive revenue (other than (i) such Company Product that is under an end of life program, or (ii) licenses granting a third party the exclusive right to distribute Company Product(s) in a specific territory).

(h) To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, other than with respect to product application programming interfaces and other interface code that is generally available for customers, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Product to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or its Subsidiaries.

(i) Since January 1, 2007, the Company and each of its Subsidiaries has taken commercially reasonable steps to safeguard the internal and external integrity of the Software used by the Company for its operations and Systems and the data that the Software and Systems contain (including the data of its customers). To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there have been no unauthorized intrusions or breaches of security, including any breach of security of personally identifiable information maintained, processed or transmitted by the Company or any of its Subsidiaries which has required, or which has been determined does or will require, notice thereof to any Person under any applicable Law, and (ii) within the past twenty-four (24) months, there has been no material failures or material service interruption that have not been remediated to the Company’s reasonable satisfaction.

(j) To the Knowledge of the Company and except as would not have a Company Material Adverse Effect, the Company and each of the Company’s Subsidiaries are, and since March 31, 2011 have been, in compliance with and are not in default under or in violation of any applicable Law relating to privacy, security or security breach notification requirements applicable to its websites, the Company Products or the operation of its respective businesses.

(k) To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Product. To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation of Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

Section 3.15 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of its leased or subleased properties (each, a “Lease” and collectively, “Leases”), except for properties and assets that have been disposed of in the ordinary course of business since December 31, 2012, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company or a Subsidiary of the Company as of the date hereof). In addition to the foregoing, with regard to the Principal Leases, neither the Company nor, to the Knowledge of the Company, any other party to the Principal Leases is in material breach or default under such Principal Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Principal Lease, nor has the Company or any Subsidiary of the Company granted any Lien on its interest in the real property described in Principal Leases (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company or a Subsidiary of the Company as of the date hereof).

Section 3.16 Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of each of MS and ML, each dated as of the date of this Agreement and substantially to the effect that, subject to the assumptions, limitations, qualifications and other matters specified therein, the Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinions will be provided to Parent by the Company promptly following the date of this Agreement.

Section 3.17 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of holders of securities of the Company which is required to approve the adoption of this Agreement and the Merger (the “Company Stockholder Approval”).

Section 3.18 Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents, or as set forth in Section 3.18 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) that has not been publicly filed as an exhibit to the Company SEC Documents as of the date hereof;

(ii) relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000 individually;

(iv) pursuant to which the Company or any of its Subsidiaries (A) is granted rights in any third-party Intellectual Property (excluding any commercially available, unmodified off-the-shelf software) that are sold, bundled or distributed with, or embedded, integrated or incorporated into, any Company Product for which the Company is obligated to pay royalties and for which the amount paid or payable by the Company exceeds $2,000,000 annually, (B) is granted material rights in any material third-party Intellectual Property (excluding any commercially available, unmodified off-the-shelf software) that are sold, bundled or distributed with, or embedded, integrated or incorporated into any Company Product, or (C) has granted to any Person any material licenses or rights under any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business to customers);

(v) is a settlement, conciliation or similar agreement (x) with any Governmental Entity or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement;

(vi) contains any covenant that materially limits the ability of the Company or any of its Subsidiaries to engage in any line of business, to solicit any material potential customer, to compete with any Person or operate at any geographic location;

(vii) contains a put, call, right of first refusal or similar right pursuant to which the Company or any of their Subsidiaries could be required to purchase or sell, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property) for an amount in excess, in the aggregate, of $1,000,000;

(viii) contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person other than the Company;

(ix) (A) relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration in excess of $50,000,000 or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations after the date hereof in excess of $2,000,000; or (B) gives any Person the right to acquire any assets of the Company or its Subsidiaries (excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property) after the date hereof with a total consideration of more than $2,000,000;

(x) indemnifies or holds harmless any director or executive officer of the Company or its Subsidiaries (other than pursuant to the certificate of incorporation or bylaws or equivalent governing documents of the Company or its Subsidiaries);

(xi) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of

$5,000,000 individually or $10,000,000 in the aggregate other than as contemplated by the fiscal 2014 capital expenditure budget of the Company and its Subsidiaries set forth in Section 5.1(b)(xviii) of the Company Disclosure Letter;

(xii) restricts payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries; and

(xiii) pursuant to which end products are developed that would be co-owned by the Company or its Subsidiaries, on one hand, and a third party, on the other.

Each contract of the type described in this Section 3.18(a) is referred to herein as a “Company Material Contract.”

(b) True and complete copies of each Material Contract have been publicly filed as exhibits to the Company SEC Documents or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of the Company, a breach or default on the part of the Company or any of its Subsidiaries under a Company Material Contract, (B) no party to any Company Material Contract has provided written notice (y) exercising or threatening exercise of any termination rights with respect thereto or (z) of any dispute with respect to any Company Material Contract.

Section 3.19 Finders or Brokers. Except for MS and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), neither the Company or any of its Subsidiaries or Affiliates has employed any investment banker, broker or finder in connection with the Merger or the other transactions contemplated by this Agreement who might be entitled to any financial advisory fee or any broker’s commission or similar fee in connection with or upon consummation of the Merger. The payments to be made to MS and ML upon consummation of the Merger shall be approximately in the amount that has been communicated by the Company to Parent.

Section 3.20 Insurance. All material insurance policies held by the Company and its Subsidiaries are in full force and effect, are valid and enforceable and all premiums due thereunder have been paid, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Since March 31, 2011, neither the Company nor any of their Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such insurance policies, and no claim or claims have been reported to an insurance provider under any such insurance policy involving an amount in excess of $1,000,000 individually, or $10,000,000 in the aggregate, and no such claims have been denied in whole or in part.

Section 3.21 Interested Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents, since April 1, 2012, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (each, an “Interested Party Transaction”).

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (provided, that, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection only to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent from the substance of the disclosure made as to matters and items which are the subject of the corresponding representation or warranty), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to perform their obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated herein by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the HSR Act and any foreign antitrust filings as the Company and Parent determine are required to be filed, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, (v) the CFIUS Approval and (vi) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in this Section 4.2(b) and receipt of the Parent Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to any of the Guarantors, Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no Action pending (or, to Parent’s Knowledge, threatened) against or affecting any of the Guarantors, Parent or its Subsidiaries, or any of their respective properties at law or in equity, and there are no orders, judgments or decrees of any Governmental Entity in effect against any of the Guarantors, Parent or Merger Sub, in each case which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or Merger Sub for inclusion in the Proxy Statement will, at the time it is filed with the SEC and at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5 Financing.

(a) Parent has received and accepted two executed commitment letters, dated as of the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.11(a), the “Debt Commitment Letters”), from the lenders (including any lenders who become party thereto by joinder) party thereto (collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letters is collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent has received and accepted executed commitment letters, dated as of the date of this Agreement (as amended from time to time after the date of this Agreement in compliance with Section 5.11(a), the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from the Guarantors pursuant to which the Guarantors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein. The Equity Commitment Letters provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement, in each case, subject to the terms and conditions thereof. The cash equity committed pursuant to the Equity Commitment Letters is collectively referred to in this Agreement as the “Cash Equity.” The Cash Equity and the Debt Financing are collectively referred to as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and copies of any fee or engagement letters related to the Debt Financing (with only fee amounts, pricing caps and other economic terms redacted (none of which would adversely affect the amount or availability of the Debt Financing) (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.11(a), the “Fee Letters”).

(c) Except as expressly set forth in the copies of the Commitment Letters (or in the unredacted portions of the Fee Letters) delivered to Parent pursuant to Section 4.5(b), as of the date of this Agreement, there are no conditions precedent to the obligations of the Lenders and the Guarantors to provide the Financing or any contingencies that would permit the Lenders or the Guarantors to reduce the total amount of the Financing. Assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.3 and the completion of the Marketing Period, as of the date hereof, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all material conditions to be satisfied by it in any of the Commitment Letters or the Fee Letters at the time it is required to consummate the Closing hereunder, nor does Parent have Knowledge, as of the date of this Agreement, that any of the Lenders or Guarantors will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions.

(d) The Financing, together with the Funding Amount, if funded in accordance with the Commitment Letters, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Commitment Letters, including the payment of the Merger Consideration and the repayment of any Indebtedness of the Company contemplated by this Agreement and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the Merger, the Debt Tender Offers and the Financing, in each case at the Closing.

(e) As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect (except to the extent enforcement may be limited by the Bankruptcy and Equity Exception) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, (i) none of the Commitment Letters has been modified, amended or altered and (ii) none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded.

Section 4.6 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a Limited Guarantee of each Guarantor, duly executed by such Guarantor, with respect to certain matters, including guaranteeing certain obligations of Parent and Merger Sub in connection with the Agreement and subject to the terms and conditions set forth therein. As of the date of this Agreement, each Limited Guarantee is in full force and effect and constitutes the valid and binding obligation of the applicable Guarantor, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.7 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Financing and the Merger and the other transactions contemplated by this Agreement.

Section 4.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 4.9 Finders or Brokers. Except for Qatalyst Partners, neither Parent nor any of its Subsidiaries or Affiliates has employed any investment banker, broker or finder in connection with the Merger or the other transactions contemplated by this Agreement who might be entitled to any financial advisory fee or any broker’s commission or similar fee in connection with or upon consummation of the Merger.

Section 4.10 No Additional Representations.

(a) Parent and Merger Sub each acknowledges that it and its Representatives have had an opportunity to meet with the management of the Company and to discuss the business and assets of the Company, and that, to the Knowledge of Parent, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review.

(b) Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents, as applicable), and neither the Company, its directors, officers, employees, agents or other representatives, nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the data room or any management presentation.

Section 4.11 Certain Arrangements. As of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, the Guarantors or any of their controlling or controlled Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock or any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

Section 4.12 Investment. As of the date hereof, except as set forth in Section 4.12(a) of the Parent Disclosure Letter none of Parent, Merger Sub, any Guarantor, or any of their respective Subsidiaries or controlling or controlled HSR Affiliates holds five percent (5%) or greater of the voting securities (as “hold” and “voting securities” are defined under 16 CFR 801) of any Person identified on Section 4.12(b) of the Parent Disclosure Letter; provided that, with respect to any Guarantor, “HSR Affiliate” shall mean an “Affiliate” or “Associate” (each as defined in 16 CFR 801.1(d)) of such Guarantor.

Section 4.13 Ownership of Common Stock. As of the date hereof, none of Parent, Merger Sub, the Guarantors or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement. As of the date hereof, none of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.14 Solvency. On the Closing Date immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger, the Financing being entered into in connection therewith and all related fees and expenses paid in connection therewith) and assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth herein, (ii) the accuracy of the representations and warranties of the Company set forth in Article III, and (iii) that any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that are reasonable:

(a) the Fair Value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis shall be greater than the total amount of their recorded liabilities (determined in accordance with GAAP consistently applied, and including contingent liabilities that would be recorded in accordance with GAAP);

(b) the Present Fair Saleable Value (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis shall be greater than the total amount of their recorded liabilities (determined in accordance with GAAP consistently applied, and including contingent liabilities that would be recorded in accordance with GAAP);

(c) the Surviving Corporation and its Subsidiaries on a consolidated basis shall be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(d) the Surviving Corporation and its Subsidiaries on a consolidated basis shall have adequate capital to carry on their businesses.

(e) For the purposes of this Section 4.14, the following terms have the following meanings:

(i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(ii) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Surviving Corporation and its Subsidiaries are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (iii) as expressly required or permitted by this Agreement, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Subject to the exceptions contained in clauses (i) through (iii) of Section 5.1(a) and without limiting the generality of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the earlier of the Effective Time and the Termination Date, without the prior written consent of Parent (which consent, other than in the case of clauses (i), (ii), (ix), (x), (xi), (xii), (xvi), (xvii), (xviii) and (xxi) and, with respect to all such clauses, clause (xxii), shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except pursuant to the ESPP in accordance with Section 2.4 or in connection with the exercise or settlement of Company Equity Awards, and except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by existing written agreements or Company Benefit Plans, shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Company’s directors, executive officers or employees, or (B) enter into any material employment, change of control, severance or material retention agreements with any employee of the Company or any of its Subsidiaries (except (1) for an agreement with an employee who has been hired to replace an employee with such an agreement, (2) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment, or (3) for employment agreements terminable on no more than 60 days’ notice without penalty);

(iv) shall not enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association, or other employee representative, except as required by applicable Law;

(v) shall not implement any facility closings or employee layoffs that do not comply with the WARN Act;

(vi) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its executive officers, directors, employees, agents or consultants (other than loans or advances to officers, directors and employees in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except with respect to officers, directors and employees as required by the terms of any Company Benefit Plan;

(vii) shall not, and shall not permit any of its Subsidiaries to, materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for accounting purposes, except as required by GAAP, SEC rules or interpretations, or local statutory requirements prescribed by applicable international financial reporting standards;

(viii) shall not adopt, and shall not permit any of its Subsidiaries to adopt, any amendments to its certificate of incorporation or bylaws or similar applicable charter or governing documents (including partnership agreements and limited liability company agreements);

(ix) except for transactions among the Company and its wholly–owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien), or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other equity interest in the Company or any Subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than issuances of shares of Common Stock in respect of any exercise of Company Options, exercise of options (as such term is used in the ESPP) under the ESPP in accordance with Section 2.4, and settlement of any Company RSU Awards in each case outstanding on the date hereof;

(x) shall not, and shall not permit its Subsidiaries to, directly or indirectly, purchase, redeem, or otherwise acquire any shares of its capital stock or any rights, warrants, or options to acquire any such shares except for (A) pre-funded transactions in connection with the Company’s accelerated stock repurchase program publicly announced October 31, 2012, (B) repurchases disclosed on Section 5.1(b)(x) of the Company Disclosure Letter in the dollar and share amounts specified on Section 5.1(b)(x) of the Company Disclosure Letter, (C) the acquisition of shares of Common Stock from a holder of a Company Option or Company RSU Award in satisfaction of withholding obligations or in payment of the exercise price, (D) subject to Section 2.4, the acquisition of shares of Common Stock pursuant to the terms of the ESPP as in effect as of the date hereof, or (E) the acquisition or deemed acquisition of shares of Common Stock of the Company in connection with forfeitures of Company Options;

(xi) shall not, and shall not permit any of its Subsidiaries to, incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except for (A) any Indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries, (B) guarantees by the Company of Indebtedness of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (C) capital leases entered into by the Company and its Subsidiaries in the ordinary course of business and (D) Indebtedness (to the extent characterized as Indebtedness) relating to receivables financing entered into by the Company and its Subsidiaries in the ordinary course of business;

(xii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, assign, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including any capital stock of Subsidiaries, other than (A) inventory, obsolete assets and customer receivables in the ordinary course of business consistent with past practice, (B) pursuant to existing agreements in effect prior to the execution of this Agreement set forth on Section 5.1(b)(xii) of the Company Disclosure Letter or (C) licenses of the Company Products in the ordinary course of business;

(xiii) shall not, and shall not permit any of its Subsidiaries to (A) modify, amend, terminate or waive any rights or claims under any Company Material Contract or Principal Lease in any material respect in a manner which is adverse to the Company other than in the ordinary course of business consistent with past practice, or (B) enter into any new agreement that (x) would have been considered a Company Material Contract if it were entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice, or (y) contains a change in control provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the Merger;

(xiv) shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) file any income or other material amended Tax Return that would reasonably be expected to have the effect of increasing the Tax liability of the Company or any of its Subsidiaries, (C) adopt or change any material method of Tax accounting or change any annual Tax accounting period, (D) settle or compromise any material Tax proceeding or assessment, (E) enter into any “closing agreement” within the meaning of Code Section 7121 (or any predecessor provision or similar provision of state, local or foreign law) with respect to Taxes, (F) surrender any right to claim a material refund of Taxes, (G) seek any Tax ruling from any taxing authority, or (H) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment other than extensions consented to in the ordinary course of business and consistent with past practice of the Company and its Subsidiaries in filing their respective Tax Returns;

(xv) shall not, and shall not permit any of its Subsidiaries to, voluntarily settle, pay, discharge or satisfy any Action, other than any Action that involves only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate (provided, in no event shall the Company or any of its Subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Parent if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar threshold), except to the extent (and in no event exceeding the amount) reserved against in the Company’s consolidated balance sheet as of December 31, 2012 included in the Company SEC Documents in respect of the claim being settled (such reserves, in the aggregate, are approximately $7,000,000);

(xvi) except as set forth in Section 5.1(b)(xvii) of the Company Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xvii) except as set forth on Section 5.1(b)(xvii) of the Company Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) (I) any corporation, partnership or other business organization or (II) any assets from any other Person (excluding ordinary course purchases of goods, products and off-the-shelf Intellectual Property), or (B) make any material capital contributions or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(xviii) shall not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditure in excess of $2,000,000 individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the capital expenditure budget of the Company for the fiscal year ending March 31, 2014 (a copy of which has been previously provided to Parent);

(xix) shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, convey, license (as licensor) or otherwise dispose of any material Company Intellectual Property, except for non-exclusive licenses of Intellectual Property granted to customers of the Company that are entered into in the ordinary course of business consistent with past practice;

(xx) shall not, and shall not permit any of its Subsidiaries to, disclose any material trade secrets of the Company of any of its Subsidiaries other than pursuant to agreements entered into in the ordinary course of business consistent with past practice that contain confidentiality undertakings with respect to such confidential information and trade secrets;

(xxi) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Interested Party Transaction; and

(xxii) shall not, and shall not permit any of its Subsidiaries to, agree, authorize or make any commitment, in writing or otherwise, to take any of the foregoing actions.

(c) Between the date hereof and the earlier of the Effective Time and the Termination Date, Parent and Merger Sub shall not, and shall not permit any of the Guarantors or any of their Subsidiaries or controlling or controlled HSR Affiliates to, hold or agree to hold five percent (5%) or greater of the voting securities (as “hold” and “voting securities” are defined under 16 CFR 801) of any Person identified on Section 5.1(c) of the Company Disclosure Letter (provided that, with respect to any Guarantor, “HSR Affiliate” shall mean an “Affiliate” or “Associate” (each as defined in 16 CFR 801.1(d)) of such Guarantor).

(d) Between the date hereof and the earlier of the Effective Time, the Termination Date, or the satisfaction of the conditions set forth in Section 6.1(c)(i) and Section 6.1(c)(ii), Parent and Merger Sub shall not, and shall not permit any of the Guarantors or any of their Subsidiaries or controlling or controlled HSR Affiliates to, hold or agree to hold five percent (5%) or greater of the voting securities (as “hold” and “voting securities” are defined under 16 CFR 801) of any Person identified on Section 5.1(d) of the Company Disclosure Letter (provided that, with respect to any Guarantor, “HSR Affiliate” shall mean an “Affiliate” or “Associate” (each as defined in 16 CFR 801.1(d)) of such Guarantor).

(e) Except as set forth in Section 5.1(c) and Section 5.1(d), this Agreement shall not restrict Parent, Merger Sub, any of the Guarantors or any of their Subsidiaries or controlling or controlled HSR Affiliates from holding or agreeing to hold voting securities (as “hold” and “voting securities” are defined under 16 CFR 801) of any Person (provided that, with respect to any Guarantor, “HSR Affiliate” shall mean an “Affiliate” or “Associate” (each as defined in 16 CFR 801.1(d)) of such Guarantor).

Section 5.2 Access.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives acting on Parent’s behalf in connection with the transactions contemplated hereby (collectively, “Parent Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, contracts, commitments, books and records, Tax Returns and workpapers, other than any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The Company and its Subsidiaries shall keep Parent reasonably apprised of the status of any material Tax matters that do not arise in the Company’s or any of its Subsidiary’s ordinary course of business. The foregoing notwithstanding, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would in the reasonable judgment of the Company (after consultation with legal counsel) likely result in a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, and in any such event, the parties hereto will use their reasonable best efforts to make appropriate substitute access arrangements in a manner that does not result in such loss or violation.

(b) Parent hereby agrees that all information provided to it or any Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information (as defined in the Confidentiality Agreements and subject to the exclusions contained in the Confidentiality Agreements), as such term is used in, and shall be treated in accordance with, (i) the confidentiality agreement, dated as of September 11, 2012, between the Company and Bain Capital Partners, LLC and (ii) the confidentiality agreement, dated as of February 19, 2013, between the Company and Golden Gate Private Equity, Inc. (collectively, the “Confidentiality Agreements”).

Section 5.3 No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New

York time) on June 5, 2013 (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer that constitutes an Alternative Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person pursuant to (x) a confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the Confidentiality Agreements (it being understood that such confidentiality agreement (A) must contain “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal except that such provisions may include an exception solely to the extent necessary to allow such Person to make a confidential proposal to the Board of Directors of the Company and (B) shall not include an obligation of the Company to reimburse such Person’s expenses), or (y) to the extent applicable, the confidentiality agreement entered into with such Person prior to the date of this Agreement in connection with a potential Alternative Proposal; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) make available to the Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Parent, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Alternative Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Alternative Proposal. The Company shall promptly (and in any event within one (1) Business Day) notify Parent in writing of the identity of each Person or group of Persons from whom the Company received a written Alternative Proposal after the execution of this Agreement and prior to the Go-Shop Period End Date and shall promptly provide Parent a copy of such written Alternative Proposal. No later than three (3) Business Days after the Go-Shop Period End Date, the Company shall provide Parent a list of Excluded Parties, including the identity of each Excluded Party and a copy of the Alternative Proposal submitted by such Person on the basis of which the Board of Directors of the Company made the determination that such Person shall be an Excluded Party.

(b) Except as may relate to any Excluded Party (but only for so long as such Person or group is an Excluded Party) until the Cut-off Date or as permitted by this Section 5.3, after the Go-Shop Period End Date, the Company and its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to any Alternative Proposal or a potential Alternative Proposal, (ii) terminate access to any physical or electronic data rooms relating to a possible Alternative Proposal and (iii) request that any such Person and its Representatives promptly return or destroy all confidential information concerning the Company and its Subsidiaries theretofore furnished thereto by or on behalf of the Company or any of its Subsidiaries, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between the Company and such Person.

(c) Except as may relate to any Excluded Party (but only for so long as such Person or group is an Excluded Party) until the Cut-off Date or as expressly permitted by this Section 5.3, from the Go-Shop Period End Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any non-public information regarding the Company or its Subsidiaries to, any Person that has made or, to the Company’s Knowledge, is considering making an Alternative Proposal, or (iii) engage in discussions regarding an Alternative Proposal with any Person that has made or, to the Company’s Knowledge, is considering making an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.3. In addition, except as expressly permitted under this Section 5.3, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VII, neither the Board of Directors of the Company nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Statutes or the Rights Plan, (B) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) except solely to the extent necessary to allow such Person to make a confidential proposal to the Board of Directors of the Company, (C) effect any Change of Recommendation, or (D) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other agreement relating to or providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(e)) (an “Alternative Acquisition Agreement”).

(d) Except as may relate to an Excluded Party (but only for so long as such Person or group is an Excluded Party), after the Go Shop Period End Date, the Company shall promptly (and, in any event, within forty-eight (48) hours of the Company’s knowledge of any such event) notify Parent of the receipt of any Alternative Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, an Alternative Proposal, or any discussions or negotiations sought to be initiated or continued with the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of their Representatives concerning an Alternative Proposal, indicating, in each case, the identity of the Person or group making such Alternative Proposal, inquiry, offer, proposal or request for information and a copy of any Alternative Proposal made in writing and the material terms and conditions of an Acquisition Proposal not made in writing, and thereafter shall keep Parent informed in reasonable detail, on a prompt basis (and, in any event, within forty-eight (48) hours of the Company’s or its Representatives’ knowledge of any such event), of any material developments or modifications to the terms of any such Alternative Proposal, inquiry, proposal, offer or request (including copies of any written proposed agreements) and the status of any such discussions or negotiations. The Company hereby agrees that it shall not permit its Subsidiaries to, enter into any agreement that prohibits or restricts it from providing to Parent the information contemplated by this Section 5.3(d) or complying with Section 5.3(e) or Section 5.3(f).

(e) Notwithstanding anything in this Section 5.3 to the contrary, at any time following the Go Shop Period End Date and prior to the receipt of the Company Stockholder Approval:

(i) if the Company receives an Alternative Proposal (provided that such Alternative Proposal does not result from any material breach of the restrictions in Section 5.3(c) above) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, (A) constitutes a Superior Proposal or (B) could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, such third party has entered into an executed confidentiality agreement with the Company having provisions that are no less favorable to the Company in any substantive respect than provisions of the Confidentiality Agreements (it being understood that such confidentiality agreement (I) need not contain any “standstill” or similar provisions or otherwise prohibit the making of or amendment to any Alternative Proposal and (II) shall not contain an obligation of the Company to reimburse the expenses of the counterparty), and (y) engage in discussions or negotiations with such third party with respect to the Alternative Proposal; provided, however, that the Company shall (1) immediately notify Parent (and in any event within forty-eight (48) hours) of the determination by the Board of Directors of the Company contemplated by this Section 5.3(e)(i), and (2) promptly (and in any event within forty-eight (48) hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any such third party that was not previously made available to Parent and (3) otherwise continue to comply with Section 5.3(d); provided, further, that this Section 5.3(e)(i) shall not apply to Alternative Proposals (or amendments or modifications thereto) made by Excluded Parties prior to the Cut-off Date, which are governed by Section 5.3(a); and

(ii) if the Company receives an Alternative Proposal (provided that such Alternative Proposal does not arise from any material breach of the restrictions in Section 5.3(c)) that the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal constitutes a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Alternative Proposal), then, the Board of Directors of the Company may terminate this Agreement in accordance with Section 7.1(g) if and only if (A) the Company shall have given written notice to Parent at least four (4) Business Days in advance to the effect that the Company has received such Superior Proposal (a “Superior Proposal Notice”), and the Board of Directors of the Company intends to terminate this Agreement pursuant to Section 7.1(g) unless Parent proposes any revisions to the terms and conditions of this Agreement that renders such Alternative Proposal no longer a Superior Proposal, specifying the identity of the Person or group making the Superior Proposal, and attaching a copy of all relevant transaction agreements and other material documents relating to such Superior Proposal (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal), (B) during the four (4) Business Days following the delivery of such Superior Proposal Notice (the “Notice Period”), the Board of Directors of the Company shall and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement and (C) upon the expiration of the Notice Period, either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement), or (2) if Parent within such period shall have proposed revisions to the terms and conditions of this Agreement, the Board of Directors of the Company, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the third party’s Alternative Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, that each time material modifications to the terms of an Alternative Proposal determined to be Superior Proposal are made (it being understood any change to the financial terms of such proposal shall be deemed a material modification), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (B) shall be extended for three (3) Business Days.

(f) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the receipt of the Company Stockholder Approval, other than in connection with a Superior Proposal, if an Intervening Event shall have occurred, the Board of Directors of the Company may withdraw (or qualify or modify in a manner adverse to Parent), and exclude from the Proxy Statement, the Recommendation solely in respect of such Intervening Event, or publicly propose to do so, if (A) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and its outside legal counsel, that the failure of the Board of Directors of the Company to effect such Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law, (B) the Company shall have given written notice to Parent at least four (4) Business Days in advance to the effect that an Intervening Event has occurred, specifying the facts and circumstances of such Intervening Event in reasonable detail, and informing Parent that the Board of Directors of the Company intends to effect a Change of Recommendation with respect to such Intervening Event, (C) during such four (4) Business Day period, the Board of Directors of the Company shall and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement and (D) upon the expiration of such four (4) Business Day period, the Board of Directors of the Company, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that, after taking into account proposed revisions (if any) by Parent to the terms and conditions of this Agreement, the failure to effect a Change of Recommendation with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company shall deliver a new written notice to Parent in accordance with clause (B) above in connection with any material change to the facts and circumstances relating to such Intervening Event and comply again with the requirements of clauses (C) and (D) above.

(g) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (iii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that in any event the Board of Directors of the Company shall not effect a Change of Recommendation except in accordance with Section 5.3(f). Any public disclosure (other than any “stop, look and listen” statement) by the Company or its Board of Directors or any committee thereof relating to any determination or other action by the Board of Directors of the Company or any committee thereof with respect to any Alternative Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly publicly reaffirms its Recommendation in such disclosure.

(h) Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, (i) the approval of the Company’s Board of Directors for purposes of causing any Takeover Statutes and the Rights Plan to be inapplicable to the Merger and other transactions contemplated by this Agreement shall not be amended and no Change of Recommendation or other action shall change such approval, and (ii) except as set forth on Section 5.3(h) of the Company Disclosure Letter, the Rights Plan shall not be amended or qualified.

(i) For the avoidance of doubt, at any time after the Go-Shop Period End Date and until the date which is ten (10) days after the Go-Shop Period End Date (the “Cut-off Date”), the Company may continue to engage in the activities described in Section 5.3(a) with respect to, and the restrictions in Section 5.3(b) and Section 5.3(c) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Alternative Proposal submitted by any Excluded Party following the Go-Shop Period End Date.

(j) The Company may fail to enforce or waive any standstill or similar provision in any confidentiality agreement it has entered into with any Person, whether prior to or after the date hereof, solely to the extent necessary to allow a Person to make a confidential proposal to the Board of Directors of the Company.

(k) As used in this Agreement, “Intervening Event” means any material fact, event, change, development or set of circumstances (other than any Alternative Proposal) with respect to the Company that was not known to the Company’s Board of Directors as of or prior to the date hereof.

(l) As used in this Agreement, “Change of Recommendation” shall mean any action or resolution by the Board of Directors of the Company to (i) approve, adopt, endorse or recommend any Alternative Proposal, or publicly propose to do so, (ii) withdraw (or qualify or modify in a manner adverse to Parent) the Recommendation, or in each case publicly propose to do so, or fail to include the Recommendation in the Proxy Statement or (iii) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Alternative Proposal.

(m) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any Person (other than Parent and its Affiliates) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company which would result in any Person beneficially owning more than twenty percent (20%) of the outstanding equity interests of the Company or any successor or parent company thereto, (ii) the acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) of assets (including equity securities of any Subsidiary of the Company)

representing more than twenty percent (20%) of the assets, revenues or net income of the Company and its Subsidiaries, on a consolidated basis, (iii) any acquisition (including by tender or exchange offer) by any Person that if consummated would result in any Person beneficially owning more than twenty percent (20%) of the voting power of the outstanding shares of Common Stock or (iv) any combination of the foregoing, in each case of subclause (i) through (iii) whether in a single transaction or a series of related transactions.

(n) As used in this Agreement, “Superior Proposal” shall mean a bona fide written Alternative Proposal, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” in the definition of Alternative Proposal, made by any Person (other than Parent and its Affiliates), which did not result from or arise in connection with any material breach of Section 5.3(c), that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into account all of the terms and conditions the Company’s Board of Directors considers to be appropriate (after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Parent in response to such Superior Proposal), (i) to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and (ii) if such Alternative Proposal is from a financial sponsor or group of financial sponsors, a Person or group that includes one or more financial sponsors, a Person or group that proposes to obtain a material portion of its financing from one or more financial sponsors or a portfolio company of one or more financial sponsors, that the financing is fully committed.

(o) As used in this Agreement, other than as set forth in Section 5.3(o) of the Company Disclosure Letter, “Excluded Party” shall mean any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the Go-Shop Period End Date a written Alternative Proposal that the Board of Directors of the Company determines in good faith (such determination to be made no later than two (2) Business Days after the Go-Shop Period End Date), after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal; provided, however, (x) any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No Shop Period End Date, the Alternative Proposal submitted by such Person is withdrawn or terminated and (y) any group of Persons and any member of such group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No Shop Period End Date, those Persons who were members of such group immediately prior to the Go Shop Period End Date cease to constitute at least fifty percent (50%) of the equity financing of such group.

Section 5.4 Filings; Other Actions.

(a) The Company shall prepare and file with the SEC the Proxy Statement as soon as practicable after the date of this Agreement, which shall include, subject to Section 5.3, the Recommendation. The Company shall use all reasonable efforts to (1) cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing and (2) respond to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Company will (i) use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following its filing with the SEC. The Company shall, and, if applicable, shall cause its Representatives to, promptly after receipt thereof, provide Parent copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC (or the staff of the SEC). The Company shall, and, if applicable, shall cause its Representatives to, provide Parent with copies of all correspondence between the Company, on the one hand, and the SEC (or the staff of the SEC) on the other hand. Prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide, and, if applicable, cause its Representatives to provide, Parent a reasonable opportunity to review and propose comments on such Proxy Statement (or such amendment or supplement thereto) or response to the SEC or NASDAQ and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Subsidiaries, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, then the party hereto that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company shall promptly file with the SEC and disseminate the holders of Common Stock an appropriate amendment or supplement describing such information.

(b) Subject to the other provisions of this Agreement, the Company shall as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC (i) take all action necessary in accordance with applicable Law (including the DGCL) and its certificate of incorporation and bylaws and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to a Change of Recommendation in accordance with Section 5.3, use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the adoption of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, no Change of Recommendation shall obviate or otherwise affect the obligation of the Company to duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining the Company Stockholder Approval in accordance with this Section 5.4.

(c) The Company will deliver to Parent an affidavit, dated within 30 days of the Closing Date and in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that each “interest” in the Company (within the meaning of Section 897(c)(1) of the Code) is not a “United States real property interest” within the meaning of Section 897(c) of the Code.

Section 5.5 Employee Matters.

(a) From the Effective Time through March 31, 2014 (or, if earlier, the date of termination of the relevant employee), the Surviving Corporation shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) (i) base compensation and non-equity-based bonus opportunities that, in each case, are no less favorable than were provided to the applicable Company Employee immediately before the Effective Time and (ii) non-equity based employee benefits that are comparable in the aggregate to those provided to the applicable Company Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide to each Company Employee whose employment is terminated without Cause during the one-year period following the Effective Time or who voluntarily terminates employment during such period pursuant to a Constructive Termination, cash severance in a lump sum amount no lower than the applicable amount determined in accordance with the matrix set forth in Section 5.5(a) of the Company Disclosure Letter.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Surviving Corporation and its Subsidiaries providing benefits to any Company Employees after the Effective Time (including with respect to severance provided consistent with the matrix set forth on Section 5.5(a) of the Company Disclosure Letter), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply for any purpose with respect to any defined benefit pension plan or any equity-based or nonqualified deferred compensation plan or arrangement, or to the extent that its application would result in a duplication of benefits or compensation. In addition, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time, and (ii) for purposes of each plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee that replaces a comparable Company Benefit Plan in the plan year in which the Effective Time occurs (a “New Plan”), Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the comparable Company Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(d) Prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall have the authority to (i) determine and certify the achievement of performance goals under the Amended and Restated BMC Software, Inc. Short-Term Incentive Performance Award Program in respect of the performance period in which the Effective Time occurs; provided, that such determination shall only apply to performance prior to the Effective Time and (ii) certify the achievement of performance goals under the same program in respect of performance period(s) completed prior to the Effective Time. Following the Effective Time, Parent agrees to honor any such determinations and certifications.

(e) Nothing contained in this Section 5.5 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third-party beneficiary rights or obligations in any person (including any Company Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries).

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, the Company and its Subsidiaries, Parent and Merger Sub shall use, and Parent shall cause the Guarantors to use, their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, any of its Subsidiaries, Parent or Merger Sub be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, its Subsidiaries, Parent and Merger Sub shall, and Parent shall cause the Guarantors to, (i) promptly, but in no event later than twenty (20) Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use their respective reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use their respective reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, and (iv) if a Government Entity required to grant a clearance or approval required to satisfy Section 6.1(b) (as it relates to the condition in Section 6.1(c) and/or Section 6.3(e)), Section 6.1(c), and/or Section 6.3(e) of this Agreement objects in writing to the Merger, or an authorized representative of such Governmental Entity indicates a reasonable likelihood of objecting to the Merger, on the basis of the participation of any Guarantor, then Parent shall, and Parent shall cause each of the Guarantors to, upon notice from the Company, use its reasonable best efforts promptly to (x) contact (as coordinated by Parent) up to ten (10) potential investors (including up to five (5) identified by the Company) in the aggregate for Parent and all of the Guarantors to solicit their interest in replacing such Guarantor on the same terms as are applicable to such Guarantor, (y) provide reasonable information of Parent and the Company and engage in good faith discussions with such potential investors regarding the Company’s business, in each case subject to an appropriate confidentiality agreement, and (z) cause a potential investor(s) to replace such Guarantor as promptly as practicable to enable the conditions set forth in Section 6.1(b) (as it relates to the condition in Section 6.1(c) and/or Section 6.3(e)), Section 6.1(c), and/or Section 6.3(e) to be satisfied prior to the End Date; provided that notwithstanding any provision herein to the contrary, Parent shall be entitled in its sole discretion to determine whether to permit any such potential investor to replace such Guarantor and in no event shall the failure to replace such Guarantor constitute a breach of any provision of this Agreement; provided that, notwithstanding anything to the contrary in Section 5.6(a), this Section 5.6(b), Section 5.6(d) or elsewhere in this Agreement, but subject to Section 5.6(c), in no event shall Parent, Merger Sub, any Guarantor or any of their respective Affiliates, be obligated in connection with the receipt of any consent, permit, authorization, ruling, waiver, clearance, approval, expiration or termination of any waiting period from any Governmental Entity or required under applicable Law, to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to make payments or enter into any commercial arrangement, or commit, or commit to take, any action which action limits the freedom of action of Parent, Merger Sub, any Guarantor or any of their respective Affiliates with respect to its or the Company’s businesses, product lines or assets.

(c) Each of Parent, Merger Sub and the Company shall use, and Parent shall cause the Guarantors to use, their respective reasonable best efforts to obtain a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”)

that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act of 1950, as amended, and determined not to conduct a full investigation or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated hereby from being consummated (such notification, the “CFIUS Approval”). Such reasonable best efforts shall include promptly making any pre-notification and notification filings required in connection with the CFIUS Approval, furnishing all information specified by regulation to be included in a joint voluntary notice to CFIUS, and using reasonable best efforts to provide any information requested by CFIUS or the Defense Security Service in connection with its review of the transactions contemplated hereby. With respect to obtaining CFIUS Approval, the term “reasonable best efforts” shall be interpreted in light of past CFIUS reviews and investigations relating to Government of Singapore Investment Corporation Pte Ltd.

(d) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 5.6, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to, and Parent shall cause the Guarantors not to, participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited or requested otherwise by such Governmental Entity, gives the other party the opportunity to attend and participate.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, but subject to Section 5.6(b) and Section 5.6(c), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement including as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use, and Parent shall (in the case of a challenge based upon any Regulatory Law) cause any Guarantor party to such action or proceeding to use, their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6. The parties hereto agree that all obligations of the Company, its Subsidiaries, Parent and Merger Sub relating to efforts to obtain the Financing are set forth exclusively in Section 5.11 and not this Section 5.6.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “interested person” “interested stockholder,” “business combination” or other form of antitakeover statute or regulation or Law, including Section 203 of the DGCL (“Takeover Statutes”) shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company, Parent and Merger Sub will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided that the restrictions in this Section 5.8 shall not apply to any Company communication regarding an Alternative Proposal or a Change of Recommendation. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any indemnification agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years following the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the

Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) The Surviving Corporation shall, to the fullest extent permitted under the DGCL, indemnify and hold harmless (and advance funds in respect of each of the foregoing, subject to the undertaking described below) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the Company’s request (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by the DGCL following receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined that such Person was not entitled to indemnification under this Section 5.9), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, charge, action, suit, litigation, proceeding, audit or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 350% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, however, that the Company shall not spend more than 350% of the last annual premium paid by the Company prior to the date hereof (the “Base Amount”) in respect of such “tail” policy, and if the cost of such policy would otherwise exceed the Base Amount, the Company shall purchase as much coverage as reasonably practicable for the Base Amount.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9 (subject to the undertaking described in Section 5.9(b)).

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Financing.

(a) Parent shall use its reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters in accordance with their terms, (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related Fee Letter) and (iii) satisfying (or obtaining the waiver of) on a timely basis all conditions in the Commitment Letters and the Definitive Agreements and complying in all material respects with its obligations thereunder. In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Cash Equity) have been satisfied and Parent is required to consummate the Closing pursuant to Section 1.2, Parent shall use reasonable best efforts to cause each Lender and shall cause each Guarantor to fund its respective committed portion of the Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including by promptly commencing a litigation proceeding against any breaching Lender or Guarantor to compel such breaching Lender or Guarantor to provide its respective committed portion of the Financing, provided that Parent shall control all aspects of such proceeding, including litigation strategy and selection of counsel). Parent shall not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any material provision or remedy under, or voluntarily replace (it being understood that any Alternative Debt Financing shall not be deemed a voluntary replacement for purposes of the sentence), any Commitment Letters or Fee Letters if such amendment, modification, waiver or remedy or voluntary replacement (w) adds new (or adversely modifies any existing) conditions to the consummation of the Financing as compared to those in the Commitment Letters and Fee Letters as in effect on the date of this Agreement, (x) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letters as in effect on the date hereof or in the Definitive Agreements, (y) reduces the aggregate amount of the Financing, or (z) would or would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement when required pursuant to Section 1.2; provided, that for the avoidance of doubt no consent from the Company shall be required for: (A) any amendment, replacement, supplement or modification of the Debt Commitment Letters that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date of this Agreement (including in replacement of a Lender) or (B) implementation or exercise of any “flex” provisions provided in the Fee Letters as in effect as of the date hereof. In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor (other (i) than a breach by the Company of this Agreement which prevents or renders impracticable the consummation of the Financing or (2) the termination of one, but only one, of the Debt Commitment Letters on or prior to June 5, 2013 pursuant to the terms of thereof) Parent will (1) use its reasonable best efforts to obtain alternative debt financing (the “Alternative Debt Financing”) (in an amount sufficient, when taken together with Cash Equity, the Funding Amount, and any then-available Debt Financing pursuant to any then-existing Debt Commitment Letters, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses earned, due and payable as of the Closing Date) on substantially equivalent or more favorable terms in the aggregate from the same or other sources and which do not include any incremental conditionality to the consummation of such alternative debt financing that are more onerous to Parent (in the aggregate) than the conditions set forth in the Debt Commitment Letters in effect as of the date of this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor; provided that in no event shall the reasonable best efforts of Parent required by clause (1) above be deemed or construed to require Parent to (A) seek the Cash Equity from any source other than those counterparty to the Equity Commitment Letters, or in any amount with respect to a Guarantor in excess of such Guarantors’ Commitment, (B) pay any fees in excess of those contemplated by the Financing Commitments, or (C) agree to conditionality or economic terms of the Alternative Debt Financing that are less favorable in the aggregate than those contemplated by the Debt Commitment Letters or any related Fee Letter (including any flex provisions therein). In furtherance of and not in limitation of the foregoing, in the event that (A) any portion of the Debt Financing structured as high yield financing is unavailable, regardless of the reason therefor, (B) all closing conditions contained in Section 6.1 and Section 6.3 shall be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, provided that such conditions are capable of being satisfied as of such day assuming the Closing was to occur on such day) and (C) the bridge facilities contemplated by the Debt Commitment Letters (or alternative bridge facilities obtained in accordance with this Section 5.11(a)) are available on the terms and conditions described in the Debt Commitment Letters (or replacements thereof), then each of Parent and Merger Sub shall cause the proceeds of such bridge financing to be used in lieu of such affected portion of the high yield financing to consummate the Closing when Parent is required to do so pursuant to Section 1.2. For the purposes of this Agreement, (i) the term “Debt Commitment Letters” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative debt financing arranged in compliance herewith (and any Debt Commitment Letters remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any alternative debt financing arranged in compliance with this Section 5.11(a), and (iii) the term “Lenders” shall be deemed to include any lenders providing the alternative debt financing arranged in compliance herewith. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Parent shall select, or cause to be selected, by written notice to the Lead Arrangers, (and promptly provide a copy of such notice to the Company) on or prior to June 5, 2013 which of either the US/Foreign Commitments or the US Alternative Commitments shall be used to fund the Senior Facilities (capitalized terms used in this sentence, but not defined herein, as defined in the Debt Commitment Letters). Parent shall provide the Company with prompt oral and written notice of any material breach or default by any party to any Commitment Letters or the Definitive Agreements of which Parent gains Knowledge and the receipt of any written notice or other written communication from any Lender, Guarantor, or other financing source with respect to any material breach or default or, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements or any provision thereof.

(b) Prior to the Closing, the Company shall provide and shall use its reasonable best efforts to cause its officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives (“Representatives”), in each case, with appropriate seniority and expertise, including its or their accounting firms, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including by: (i) participating in a reasonable number of meetings (including customary one-on-one meetings with Lenders and potential financing sources and senior management and other Representatives of the Company), conference calls, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and upon reasonable notice; (ii) cooperating with the marketing and due diligence efforts of Parent and its Lenders, including reasonably assisting with the preparation of rating agency presentations, pro forma financial statements, private placement memoranda, bank information memoranda, offering documents, lender presentations, similar documents and other customary marketing materials (including delivering customary representation letters, authorization letters, confirmations and undertakings as contemplated by the Debt Commitment Letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)); provided that, any rating agency presentations, bank information memoranda or similar documents required in connection with the Debt Financing shall contain disclosure reflecting the Company and/or its Subsidiaries or Affiliates as the obligor (effective at and after the Effective Time); (iii) furnishing Parent and the Lenders as promptly as reasonably practicable following the delivery of a request therefor to the Company by Parent (which notice shall state with specificity the information requested) such financial information regarding the Company as is customarily required in connection with the execution of financings of a type similar to the Debt Financing, including: (A) the audited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2011, March 31, 2012 and March 31, 2013 and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the years ended March 31, 2011, March 31, 2012 and March 31, 2013 (which Parent acknowledges receipt of such audited financial statements for 2011 and 2012), (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Closing Date, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries (which Parent acknowledge receipt of such unaudited consolidated balance sheet in respect of the fiscal quarters ending June 30, 2012, September 30, 2012 and December 31, 2012), in each case, prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by the SEC); provided that the filing of the required financial statements on form 10-K and form 10-Q within such time periods by the Company will satisfy the requirements of clause (A) and this clause (B), and (C) all other financial information of the Company and its Subsidiaries that is specifically requested by the Parent from the Company and that is reasonably available to or readily obtainable by the Company and (x) is required to permit Parent to prepare a pro forma consolidated balance sheet and income statement of the Company and its Subsidiaries as of the date of the most recent consolidated balance sheet and income statement delivered pursuant to clause (B) above for the twelve-month period ending on such date (or clause (A) in the event that the Closing Date occurs prior to delivery of any statements pursuant to clause (B) above subsequent to the latest statement delivered pursuant to clause (A) above), as adjusted to give effect to the transactions and financings contemplated by this Agreement and the Debt Commitment Letters as in effect on the date hereof as if such transactions had occurred on such date or on the first day of such period, as applicable, and to such other adjustments as shall be agreed among the Parent and the Lenders and (y) consists of financial statements or other data to be included in a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary (for high yield debt securities) “high-yield road show”, (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities) and all appropriate pro forma financial statements (which, for the avoidance of doubt, in no event shall require financial information otherwise required by Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X (provided that information with respect to assets, liabilities, revenue and EBITDA with respect to non-guarantors in the aggregate shall be provided) or “segment reporting” and any Compensation Discussion and Analysis required by Item 402 of Regulation S-K)), and all other data (including selected financial data) that would be necessary for any investment bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering (all information required to be delivered pursuant to clauses (A) through (C) being referred to in this Agreement as, the “Required Bank Information”); (iv) using reasonable best efforts to obtain from the Company’s accounting firm accountants’ comfort letters and consents customary for financings similar to the Debt Financing, and assisting Parent and its counsel with obtaining the customary legal opinions required to be delivered in connection with the Debt Financing and cooperating in obtaining valuations in connection with effectuating the transactions contemplated by the Debt

Financing; (v) executing and delivering, effective as of the Effective Time, customary pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the Financing (including a certificate of the Chief Financial Officer of the Company and any of its Subsidiaries with respect to Solvency matters substantially in the form attached to the Debt Commitment Letters as in effect as of the date hereof), and otherwise facilitating the pledging of collateral and the providing of guarantees (including, providing reasonable and customary information required in connection with the pledging and identification of real property and intellectual property to the extent specifically requested of the Company by Parent); (vi) to the extent requested by the Parent in writing at least ten (10) Business Days prior to the due date therefor, furnishing all documentation and other information about the Company and its Subsidiaries that the Lenders have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended; (vii) reasonably facilitating the taking of all corporate, limited liability company, partnership or other similar actions by the Company and its Subsidiaries that are reasonably necessary to permit the consummation of the Debt Financing, including the provision of guarantees and the pledging of collateral by the Company’s Subsidiaries; (viii) using reasonable best efforts to cooperate with Parent to satisfy the conditions precedent to the Debt Financing to the extent within the control of the Company and its Subsidiaries; and (ix) using reasonable best efforts to cooperate with the Lenders in their efforts to materially benefit from the existing lending relationships of the Company and its Subsidiaries. The foregoing notwithstanding, (A) Persons who are directors of the Company and its Subsidiaries prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (B) (except as specifically set forth above) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until the Effective Time (except with respect to the representation letters or authorization letters specified above) and (C) none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense in connection with the Financing (other than expenses relating to the Company’s obligations to deliver its regular annual and quarterly financial statements) that is not promptly reimbursed by Parent in accordance with this Section 5.11(b). In addition, the Company agrees that it will supplement the Required Bank Information to the extent that any such Required Bank Information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information, taken as a whole, not misleading in any material respect promptly after gaining Knowledge thereof. Nothing contained in this Section 5.11(b) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. The Company shall deliver on or prior to the Closing, copies of payoff letters with respect to all of the financing arrangements set forth on Section 5.11(b) of the Company Disclosure Letter (the “Company Debt”), which payoff letters shall substantially provide (subject to customary exceptions) (x) that upon receipt of the payoff amount set forth in the payoff letter, the respective Company Debt and related instruments shall be terminated and (y) that all Liens (and guarantees), if any, in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations, shall be, upon the payment of the amount set forth in the payoff letter, released and terminated. Parent shall promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation (other than with respect to the Company’s obligations to deliver its regular annual and quarterly financial statements and other than compensation of their respective employees) and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.11(b) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except to the extent (A) suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective Representative’s, gross negligence, bad faith, willful misconduct or material breach of this Agreement, or (B) with respect to any material misstatement or omission in information provided hereunder by any of the foregoing Persons.

(c) The Company hereby expressly authorizes the use of the financial statements and other information to be provided pursuant to Section 5.11(b) for purposes of the Financing.

(d) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or any of its Representatives pursuant to this Section 5.11(d) shall be kept confidential in accordance with the Confidentiality Agreements; provided that Parent and Merger Sub shall be permitted to disclose Confidential Information to potential debt financing sources and their Representatives without the prior written consent of the Company if such potential debt financing sources and their Representatives who receive such information are subject to a confidentiality agreement no less restrictive than the Confidentiality Agreements with respect to such information or as provided in the Commitment Letter. The Company shall promptly provide Parent with an electronic version of the trademarks, service marks and corporate logo of the Company and its Subsidiaries for use in marketing materials for the purpose of facilitating the syndication of the Debt Financing, and the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

(e) If the Company at any time in good faith reasonably believes that it has delivered the Required Information to Parent, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information at the time of delivery of such notice, unless Parent shall provide to the Company within four (4) Business Days after the delivery of such notice a written notice that describes with reasonable specificity the information that constitutes Required Information that Parent in good faith reasonably believes the Company has not delivered.

Section 5.12 Other Investors. Prior to the Effective Time, without the prior written consent of the Company (such consent, except with respect to a syndication to a shareholder of the Company as of the date hereof, shall not to be unreasonably withheld, conditioned or delayed), Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent or any Person of which Merger Sub is a direct or indirect Subsidiary.

Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 De-Listing. Prior to Closing, the Company will use its reasonable best efforts to cooperate with Parent to cause the shares of Common Stock to be de-listed from the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.15 Stockholder Litigation. In the event that any litigation or other Action of any stockholder related to this Agreement, the Merger or the other transactions contemplated by this Agreement is initiated or pending, or, to the Knowledge of the Company, threatened in writing, against any of the Company or its Subsidiaries and/or the members of the Board of Directors of the Company (or of any equivalent governing body of any Subsidiary of the Company) prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder Action and shall keep Parent reasonably informed with respect to the status thereof. None of the Company or its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder Action or consent to the same unless Parent shall have first consented in writing.

Section 5.16 Cash Repatriation.

(a) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the amount of Available Funds as of the beginning of the day on which the Closing will be required to occur pursuant to Section 1.2 (ignoring for this purpose the condition set forth in Section 6.3(d)) to be equal to or greater than the Funding Amount by, among other actions, (i) effectuating the transfer (including by intercompany loan or otherwise) of cash held by the Company’s Subsidiaries outside the United States to commercial bank accounts of the Company in the United States and (ii) liquidating short-term investments in the United States shortly prior to the Closing, in each case considering efficiencies with respect to out-of-pocket costs and Taxes, and in any event in accordance with applicable Law.

(b) The Company and its Subsidiaries shall not be required to take any action pursuant to Section 5.16(a) to the extent that such action would reasonably be expected to (i) materially and adversely affect the ability of the Company and the Company Subsidiaries to operate their respective businesses in the ordinary course of business, consistent with past practice or (ii) be prohibited by Law.

(c) The Company shall consult with Parent regarding the transactions contemplated by this Section 5.16, including the manner in which they are proposed to be conducted and any related Tax liability and, upon the reasonable request of Parent, provide updates to Parent regarding the status of such transactions and its and its Subsidiaries’ respective cash balances.

(d) The Company shall, not less than four (4) Business Days prior to the Closing Date, certify in writing (the “Available Funds Certification”) that the amount of Available Funds as of the opening of business on the date that the Available Funds Certification is provided (the “Certification Date”) is equal to or greater than the Funding Amount.

(e) If the Closing does not occur, Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses and out-of-pocket expenses (including early withdrawal penalties but excluding, in all cases, any Taxes, capital losses and losses resulting from market price fluctuations) actually suffered or incurred by them in connection with any action taken pursuant to this Section 5.16.

Section 5.17 Existing Debt.

(a) Between the date of this Agreement and the Effective Time, as soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall commence offers to purchase, and related consent solicitations to amend, eliminate or waive certain sections of the applicable Indenture (defined below) as specified by Parent (the “Consent Solicitations”), with respect to all of the outstanding aggregate principal amount of the Company’s 7.25% Notes due 2018 issued pursuant to the 7.25% Notes Indenture, the Company’s 4.25% Notes due 2022 issued pursuant to the 4.25% Notes Indenture and the Company’s 4.50% Notes due 2022 issued pursuant to the 4.50% Notes Indenture (collectively, the “Existing Notes” and “Indentures”, as applicable), on such terms and conditions, including pricing terms, that are proposed, from time to time by Parent and reasonably acceptable to the Company, to be consummated after the Effective Time) (each a “Debt Tender Offer” and collectively, including the Consent Solicitations, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith; provided that the Company shall not be required to commence any Debt Tender Offer until Parent shall have provided the Company with the necessary offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”); provided further that Parent will consult with the Company regarding the timing and commencement of the Debt Tender Offers and any early tender or early consent deadlines for the Debt Tender Offers in light of the regular financial reporting schedule of the Company. Parent shall consult with the Company and afford the Company a reasonable opportunity to review the Debt Tender Offer Documents and the material terms and conditions of the Debt Tender Offers. The terms and conditions specified by Parent for the Debt Tender Offers shall be in compliance with applicable Law. The closing of each Debt Tender Offer shall be expressly conditioned on the occurrence of the Effective Time (and shall occur after the Effective Time), and the parties shall use their reasonable best efforts to cause each Debt Tender Offer to close after the Effective Time; provided that the consummation of any of the Debt Tender Offer shall not be a condition to Closing. None of the Existing Notes shall be required to be purchased until after the Effective Time. Concurrent with or immediately following the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase each series of Existing Notes properly tendered and not properly withdrawn in the Debt Tender Offer. The Company shall provide and shall use its reasonable best efforts to cause its respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers; provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company. The Company shall not be required to consummate the Debt Tender Offers at or prior to the Effective Time; provided, however, following a written request from Parent to do so, the Company may at or prior to the Effective Time in its sole discretion consummate the Debt Tender Offers and, if the Company does consummate the Debt Tender Offers following such request from Parent, then all such amounts paid to consummate the Debt Tender Offers shall be added to the Available Funds for purposes of determining whether the condition specified in Section 6.3(d) has been satisfied.

(b) The Debt Tender Offers shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), and any other applicable Law, it being understood that the Company shall not be required to take any action that, in the judgment of the Company, does not comply with Rule 143-1, the TIA or other applicable Law. Promptly following the expiration of the Consent Solicitation, assuming the requisite consent from the holders of the Existing Notes (including from persons holding proxies from such holders) has been received, the Company shall cause appropriate supplemental indentures (the “Supplemental Indentures”) to become effective providing for the amendments of the applicable Indenture contemplated in the Debt Tender Offer Documents; provided, however, that notwithstanding the fact that a Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred and all conditions to the Debt Tender Offer have been satisfied or (subject to approval by Parent) waived by the Company in accordance with the terms hereof. The form and substance of the Supplemental Indentures shall be reasonably satisfactory to Parent and the Company.

(c) The Company shall waive any of the conditions to any Debt Tender Offer as may be reasonably requested by Parent (other than the conditions that any Debt Tender Offer is conditioned on the Effective Time occurring as provided in Section 5.17(a)), so long as such waivers would not cause any Debt Tender Offer to violate the Exchange Act, the TIA, or any other applicable Law, and shall not, without the prior written consent of Parent, waive any condition to any Debt Tender Offer or make any change, amendment or modification to the terms and conditions of any Debt Tender Offer (including any extension thereof) other than as agreed between Parent and the Company or as required in the reasonable judgment of the Company to comply with applicable Law.

(d) With respect to any series of Existing Notes, if requested by Parent in writing, in lieu of commencing a Debt Tender Offer for such series (or in addition thereto), the Company shall (i)(A) promptly deliver a notice with respect to a Change of Control Offer (as defined in the relevant Indenture) (“Change of Control Offer”) for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the relevant Indenture) to be mutually agreed by Parent and Company, all of the outstanding aggregate principal amount of Existing Notes of any such series, pursuant to Section 4.2 of each such Indenture and the other provisions of each such Indenture applicable thereto, and (B) otherwise comply with the relevant Indenture with respect to each such Change of Control Offer, or (ii) take any actions reasonably requested by Parent to facilitate the satisfaction and/or discharge of such Existing Notes by the Surviving Corporation on or following the Effective Time pursuant to Article VIII of each

Indenture and the other provisions of such Indentures (it being understood that in no event shall the Company be required to deliver any notices to redeem, repurchase, satisfy or discharge any Existing Notes which notice is not revocable or conditional on the occurrence of the Effective Time).

(e) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Debt Tender Offer, Change of Control Offer or other actions described in Section 5.17(d) in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, its subsidiaries and their respective officers and directors and each person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act from and against any and all damages suffered or incurred by them in connection with any actions taken pursuant to this Section 5.17; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent any such damages suffered or incurred arose from disclosure regarding the Company that is determined to have contained a material misstatement or omission or due to the gross or negligent misconduct of the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or written waiver, if permissible under Law, by Parent and the Company) at and as of the Closing of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction which makes illegal or prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal or otherwise restrains the consummation of the Merger.

(c) (i) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated, (ii) the European Commission shall have issued a decision pursuant to the EC Merger Regulation declaring the transactions contemplated hereby compatible with the common market, (iii) any applicable waiting period or approval required under the Anti-Monopoly Law of the People’s Republic of China shall have expired or been obtained and (iv) any applicable waiting period or approval required under the Competition Act of South Africa or other jurisdiction listed on Section 6.1(c)(iv) of the Parent Disclosure Letter shall have expired or been obtained.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Parent Material Adverse Effect contained in such representations and warranties) would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or, if permissible under Law, written waiver by Parent and Merger Sub) of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 3.2 (other than those in Section 3.2(e), Section 3.2(f) and Section 3.2(g)), Section 3.9(d) and Section 3.9(g) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct are de minimis, (ii) the representations and warranties of the Company set forth in Section 3.1, Section 3.2(e), Section 3.2(f) and Section 3.2(g), Section 3.3(a), Section 3.17 and Section 3.19 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation and warranty speaks as of an earlier date, in which case as of such earlier date) and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers, except in the case of Section 3.10(b)) as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to “materiality” “in all material respects” or “Company Material Adverse Effect” or similar qualifiers, except in the case of Section 3.10(b), contained in such representations and warranties) have not had, individually or in the aggregate, a Company

Material Adverse Effect. Solely for the purposes of clause (i) above, if one or more inaccuracies in or breaches of Section 3.2 (other than those in Section 3.2(e), Section 3.2(f) and Section 3.2(g)), Section 3.9(d) and Section 3.9(g) would cause the aggregate amount required to be paid by Parent or Merger Sub pursuant to Article II to increase by $12,500,000 or more, such inaccuracy or inaccuracies will be considered more than “de minimis” and such condition will be deemed not to have been satisfied.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied.

(d) The amount of Available Funds is equal to or greater than the Funding Amount as of the opening of business (New York time) on the Closing Date.

(e) The CFIUS Approval shall have been obtained.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on November 6, 2013 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the failure to consummate the Merger on or before such date; provided, however, that, if, as of the End Date, all conditions set forth in Section 6.1 and 6.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing and other than the condition set forth in Section 6.1(b) (as it relates to the conditions in Section 6.1(c) and/or Section 6.3(e)), Section 6.1(c) or Section 6.3(e)), then, at the election of either Parent or the Company, the End Date shall be extended to February 6, 2014, which shall be considered the End Date for all purposes of this Agreement;

(c) by either the Company or Parent if any court of competent jurisdiction shall have issued or entered an injunction or similar order shall have been entered permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such reasonable best efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction;

(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement), if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice of such breach or failure to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Parent, (i) in the event of a Change of Recommendation, or (ii) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (y) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (z) cannot be cured by the End Date or, if curable, is not cured with thirty (30) days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination, provided that, in the case of this clause (ii), Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(g) by the Company in accordance with Section 5.3(e)(ii), if, prior to the receipt of the Company Stockholder Approval, (i) the Board of Directors of the Company has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) prior to or concurrent with such termination, the Company shall have paid the Company Termination Fee to Parent pursuant to Section 7.3(a) (it being understood any purported termination of this Agreement pursuant to this Section 7.1(g) shall be null and void if the Company shall not have paid the Company Termination Fee prior to or concurrent with such termination) and (iii) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in clause (i);

(h) by the Company, if (i) the Merger shall not have been consummated within two (2) Business Days of the first date upon which Parent is required to consummate the Closing pursuant to Section 1.2 and (ii) at the time of such termination all conditions to Parent’s obligation to consummate the Closing (other than those conditions that are to be satisfied by action taken at the Closing) continue to be satisfied; and

(i) by Parent, in the event that between the date on which the Closing would have been required to occur pursuant to Section 1.2 but for the failure of the condition set forth in Section 6.3(d) to be satisfied and the eighth (8th) Business Day after such date, the condition set forth in Section 6.3(d) has not been satisfied.

Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries, Affiliates or representatives; provided that, notwithstanding the foregoing: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the reasonable out-of-pocket expenses of Parent pursuant to Section 7.3(b), or the Parent Termination Fee, if, as and when required pursuant to Section 7.3; (ii) subject to the limitations set forth in Section 7.3, no such termination shall relieve any Party for liability for such Party’s willful and intentional breach of this Agreement prior to its termination or for fraud; and (iii) (A) the obligations of each Guarantor under its respective Limited Guarantee (solely pursuant to the terms and conditions thereof), (B) the obligations of any Person that is party to a confidentiality agreement with the Company (solely pursuant to the terms and conditions thereof), (C) subject to limitations set forth in Section 7.3, the Parent’s reimbursement obligations pursuant to Section 5.11(b), 5.16(e) and 5.17(e), and (D) the provisions of Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII, will survive the termination of this Agreement. Notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to cause the Cash Equity to be funded or to consummate the Merger or the other transactions contemplated by this Agreement survive any termination of this Agreement.

Section 7.3 Termination Fee; Parent Termination Fee.

(a) Any provision in this Agreement to the contrary notwithstanding, if

(i) (A) after the date of this Agreement, any Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to and not withdrawn at the time of the Company Meeting (or prior to the termination of this Agreement if there has been no Company Meeting), (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (provided that (I) the Proxy Statement has cleared SEC comments at least 45 days prior to the End Date, (II) the Company Meeting shall not have occurred at or prior to the time of such termination and (III) there has been no injunction, order, ruling, decree, judgment or similar order by any Government Entity of competent jurisdiction which prevented the Company Meeting from having occurred at or prior to the End Date) or Section 7.1(d), or by Parent pursuant to Section 7.1(f)(ii) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into a definitive agreement providing for a Qualifying Transaction or a Qualifying Transaction shall have been consummated (regardless of whether such Qualifying Transaction is the same one referred to in this sub-clause (i)(A));

(ii) Parent shall have terminated this Agreement pursuant to Section 7.1(f)(i); or

(iii) the Company shall have terminated this Agreement pursuant to Section 7.1(g);

then, in any such event, the Company shall pay to Parent (or one of its designees) (x) a fee of $210,000,000 in cash; provided, that if such fee is payable in connection with a termination of this Agreement on or prior to the Cut-off Date (or, in the event an Alternative Proposal is made less than four (4) full Business Days prior to the Cut-off Date by a Person or group that at such time is an Excluded Party and the Company has delivered a Superior Proposal Notice to Parent in respect of such Alternative Proposal pursuant to Section 5.3(e)(ii) prior to the Cut-off Date, terminated within one (1) Business Day following the four (4) Business-Day period or, if applicable, any subsequent three (3) Business Day period, referred to in Section 5.3(e)(ii)) by the Company pursuant to Section 7.1(g) with respect to the Company entering into an Alternative Acquisition Agreement with a Person or group that is an Excluded Party at the time of such termination, then, the Company shall pay to Parent a fee of $140,000,000 in cash (such fee of either $210,000,000 or $140,000,000, as applicable, the “Company Termination Fee”), less (y) the amount of any expense reimbursement amount paid to Parent pursuant to Section 7.3(b), if any, by wire transfer of immediately available funds to an account designated by Parent, such payment to be made, in the case of a termination referenced in clause (i) above, upon such entry or consummation of the Qualifying Transaction (regardless of whether the Qualifying Transaction was consummated within twelve (12) months after the termination of this Agreement), in the case of clause (ii) above, within two (2) Business Days of such termination or, in the case of clause (iii) above, prior to or concurrently with the termination by the Company pursuant to Section 7.1(g); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) In the event this Agreement is terminated by Parent pursuant to Section 7.1(d), then the Company shall reimburse Parent for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent, Merger Sub or the Guarantors, and all out-of-pocket fees and expenses of Financing sources for which Parent, Merger Sub or the Guarantors may be responsible) incurred by Parent, Merger Sub, the Guarantors or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby, which amount shall not be greater than $25,000,000 by wire transfer of immediately available funds to an account designated by Parent within two (2) Business Days of such termination. Except as set forth in Section 8.5, Parent’s right to receive the Company Termination Fee pursuant to Section 7.3(a), in circumstances in which the Company Termination Fee is payable, shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company and its Subsidiaries and any of the Company Related Parties for any loss suffered as a result of the failure of the Merger to be consummated, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company and its Subsidiaries and any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereunder.

(c) In the event that this Agreement is validly terminated by the Company pursuant to Section 7.1(e) or Section 7.1(h), then Parent shall pay to the Company a fee (the “Parent Termination Fee”) in an amount equal to $420,000,000), by wire transfer of immediately available funds to an account designated by the Company within two (2) Business Days of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d) Notwithstanding anything to the contrary in this Agreement, (i) if Parent fails to effect the Closing when required by Section 1.2 for any or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (x) a decree or order of specific performance or an injunction or injunctions or other equitable relief if and solely to the extent permitted by Section 8.5 or (y) the termination of this Agreement pursuant to Section 7.1(e) or Section 7.1(h) and receipt of payment of the Parent Termination Fee pursuant to Section 7.3(c) (and the obligations of each Guarantor under its respective Limited Guarantee (in accordance with the terms and conditions thereof) with respect thereto), shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company (and any other Person) against any of Parent, Merger Sub, the Guarantors, the Lenders or any other financing source of Parent, and any of their respective former, current or future, direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives or successors or assignees of any of the foregoing (each, a “Non-Recourse Person” and together, the “Non-Recourse Persons”) for any breach, cost, expense, loss or damage suffered as a result thereof or in connection therewith or related thereto, and in no event shall the Company (or any other Person) seek or be entitled to multiple, special or punitive damages against the Non-Recourse Persons, or any recovery, judgment or damages of any kind against the Non-Recourse Persons (other than against a Guarantor under the terms and conditions of its respective Limited Guarantee).

(e) Other than with respect to the Retained Claims (as defined below), all Actions or claims (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (A) this Agreement, (B) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (C) any breach of this Agreement and (D) any failure of the Merger or the other transactions contemplated by this Agreement to be consummated, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. No other Non-Recourse Person shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any Actions or claims arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D) except for Actions or claims that the Company may assert: (i) against any Person that is party to, and solely pursuant to the terms of, any confidentiality agreement with the Company; (ii) against each Guarantor under, and solely pursuant to the terms of, such Guarantor’s Limited Guarantee; (iii) against each Guarantor, solely pursuant to the terms of, such Guarantors’ Equity Commitment Letter; and (iv) against Parent and Merger Sub, solely in accordance with, and pursuant to the terms of, this Agreement (the Actions or claims in clauses (i) through (iv) of this Section 7.3(e), the “Retained Claims”). The parties acknowledge and agree that (w) in no event will Parent or the Guarantors be required to pay the Parent Termination Fee on more than one occasion; (x) in no event will Parent, Merger Sub and/or the Guarantors have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Parent Termination Fee (less any portion thereof that has been paid) plus any expense reimbursement pursuant to Section 5.11(b), Section 5.16(e) and Section 5.17(e) (collectively and in the aggregate, “Parent Expense Reimbursement Obligations”), and the Parent Termination Fee and the Parent Expense Reimbursement Obligations shall be the maximum aggregate liability of Parent and Merger Sub hereunder (and of the Guarantors under the Limited Guarantees, collectively); (y) the Parent Expense Reimbursement Obligations shall in no event exceed $10,000,000; and (z) in the event this Agreement is terminated pursuant to Sections 7.1(d), Section 7.1(f) or Section 7.1(g), Parent shall have no further Parent Expense Reimbursement Obligations, and the Company shall promptly reimburse Parent for any Parent Expense Reimbursement Obligations that were paid prior to such termination.

(f) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided that to the extent required under the Debt Commitment Letters, the law of the State of New York shall apply (but, for the avoidance of doubt, other than with respect to the definition, interpretation of the meaning and application of Company Material Adverse Effect (or other similar event) and whether a Company Material Adverse Effect has occurred, with respect to which issues, Delaware law shall apply in all cases). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Notwithstanding anything else in this Section 8.4 or elsewhere in this Agreement, the parties hereto agree that New York State or United States federal courts sitting in the borough of Manhattan, New York City (and any New York State or United States Federal court from which appeal therefrom may validly be taken) shall have exclusive jurisdiction over the parties in and over any such Action, arbitration, claim or proceeding brought against any financing source under the Debt Commitment Letters (including each Lender) or any of their respective Affiliates in connection with this Agreement, any Debt Commitment Letters or the transactions contemplated hereby or thereby, or the failure of such transactions to be consummated, and nothing in this Section 8.4 or elsewhere in this Agreement shall be construed to provide otherwise. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or Commitment Letter or Limited Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or Commitment Letter or Limited Guarantee, or the subject matter hereof, may not be enforced in or by the applicable courts in accordance with this Section 8.4.

Section 8.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, subject to Section 7.3(d), Section 7.3(e) and Section 8.5(b), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

(b) Notwithstanding Section 8.5(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Cash Equity to be funded and to effect the Closing in accordance with Article II, if and only if (A) all conditions in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing would have occurred but for the failure of the Cash Equity to be funded, (B) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters or the Definitive Agreements if the Cash Equity is funded at the Closing and (C) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Cash Equity and Debt Financing are funded, then the Closing pursuant to Article II will occur; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of (1) specific performance of the Cash Equity to be funded and/or the consummation of the Merger and the other transactions contemplated by this Agreement and (2) the payment of the Parent Termination Fee. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES)). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6. (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES).

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission

(provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Bain Capital, LLC
200 Clarendon Avenue
Boston, MA 02116
Facsimile:	(617) 516-2010
Attention:	Ian Loring
David Humphrey

and

c/o Golden Gate Capital
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Facsimile:	(415) 983-2701
Attention:	Prescott Ashe
Steve Oetgen

and

c/o GIC Special Investments Pte Ltd
335 Madison Ave, 24th Floor
New York, NY 10017
Facsimile:	(212) 468-1900
Attention:	Wolfgang Schwerdtle
Jason Young

and

c/o Insight Venture Management, LLC
680 Fifth Avenue, 8th Floor
New York, NY 10019
Attention:	General Counsel
Facsimile:	(212) 728-9272

with copies to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Facsimile:	(312) 862-2200
Attention:	Matthew E. Steinmetz, P.C.

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:	(212) 446-6460
Attention:	Sarkis Jebejian, P.C.

and

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Facsimile:	(415) 439-1500
Attention:	Jeremy M. Veit

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:	(212) 728-9266
Attention:	Gordon R. Caplan
Morgan D. Elwyn

and

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:	(212) 839-5599
Attention:	Susan Lewis
Asi Kirmayer

To the Company:

BMC Software, Inc.
2101 CityWest Blvd.
Houston, TX 77042
Facsimile:	(713) 918-1110
Attention:	Patrick Tagtow

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:	(212) 403-2000
Attention:	David C. Karp
Ronald C. Chen

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent may assign all of its rights (but not obligations) under this Agreement to any of Parent’s wholly-owned Affiliates; provided, however, that no such assignment shall (x) affect the obligations of any such Affiliate who has committed to provide the Cash Equity Financing under the applicable Equity Commitment Letter or the Guarantors under the Limited Guarantees, (y) relieve Parent or Merger Sub of its obligations hereunder or (z) impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Parent Disclosure Letter, the Company Disclosure Letter, the Confidentiality Agreements, the Limited Guarantees and the Equity Commitment Letters, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to, and shall not, confer any rights, claims, Actions or remedies upon any Person other than Company, Parent and

Merger Sub (and their respective successors and, in the case of Parent or Merger Sub, their permitted assigns), except for (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time pursuant to the terms and conditions of this Agreement, (b) the right of the holders of Company Equity Awards to receive the payments with respect thereto required by Section 2.3 following the Effective Time, (c) the rights of the Indemnified Parties pursuant to Section 5.9, (d) the rights of the Non-Recourse Persons pursuant to Section 7.3 and (f) the rights of Lenders pursuant to Section 7.3, Section 8.4, Section 8.6, this Section 8.10 and Section 8.11. Notwithstanding anything else in this Section 8.10 or elsewhere in this Agreement, none of the Persons referenced in clauses (a) through (c) of this Section 8.10 shall be conferred any rights or remedies hereunder unless and until the Effective Time occurs.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder; provided, further, that Section 7.3, Section 8.6, Section 8.10 and this Section 8.11 (and the related definitions in this Agreement used therein) shall not be amended, modified, supplemented or waived in a manner that is adverse in any material respect to any Lender without the prior written consent of such Lenders.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Obligations of Merger Sub; Obligations of the Guarantors. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement expressly provides that Parent shall cause the Guarantors to take any action or use specified efforts or that Parent shall not permit the Guarantors to take any action, and any Guarantor fails to do so, then such failure shall be deemed to be a breach by Parent of this Agreement with respect to such requirement.

Section 8.15 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“4.25% Notes Indenture” means the indenture, dated as of February 13, 2012, by and between the Company and Wells Fargo Bank, N.A., as supplemented by the Supplemental Indenture dated as of February 13, 2012.

“4.50% Notes Indenture” means the indenture, dated as of February 13, 2012, by and between the Company and Wells Fargo Bank, N.A., as supplemented by the Second Supplemental Indenture dated as of November 16, 2012.

“7.25% Notes Indenture” means the indenture, dated as of June 4, 2008, by and between the Company and Wells Fargo Bank, N.A., as supplemented by the Supplemental Indenture dated as of June 4, 2008.

“Action” has the meaning set forth in Section 5.9(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Alternative Debt Financing” has the meaning set forth in Section 5.11(a).

“Alternative Proposal” has the meaning set forth in Section 5.3(m).

“ASRP” has the meaning set forth in Section 3.2(h).

“Available Funds” means cash held in a single special-purpose U.S. bank account registered in the name of the Company and available without restriction for the payment of Merger Consideration and/or the making of payments required to be made at or promptly following the Closing in respect of Company Options, Company MSU Awards and Company RSU Awards pursuant to Section 2.3 (collectively, the “Merger Payments”).

“Available Funds Certification” has the meaning set forth in Section 5.16(d).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Base Amount” has the meaning set forth in Section 5.9(c).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Texas or New York are authorized by law or executive order to be closed.

“Capitalization Date” has the meaning set forth in Section 3.2(a).

“Cash Equity” has the meaning set forth in Section 4.5(b).

“Cause” means, with repect to any employee of Parent or its Subsidiary on or following the Effective Time, (i) such employee’s continued and material failure to perform such employee’s duties as an employee of Parent or its applicable Subsidiary; (ii) such employee’s material failure to adhere to any applicable policy or code of conduct of Parent and its Subsidiaries; (iii) the appropriation (or attempted appropriation) of a material business opportunity of Parent or its Subsidiaries, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Parent or its Subsidiaries; (iv) such employee’s engaging in conduct that is materially injurious to Parent and its Subsidiaries; (v) the misappropriation (or attempted misappropriation) of any of Parent’s or its Subisidiaries’ funds or property; (vi) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a punishment; or (vii) the conviction of the employee by a court of competent jurisdiction of a crime involving moral turpitude.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Certification Date” has the meaning set forth in Section 5.16(d).

“CFIUS” has the meaning set forth in Section 5.6(c).

“CFIUS Approval” has the meaning set forth in Section 5.6(c).

“Change of Control Offer” has the meaning set forth in Section 5.17(d).

“Change of Recommendation” has the meaning set forth in Section 5.3(l).

“Claims” has the meaning set forth in Section 3.14(c).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commitment Letters” has the meaning set forth in Section 4.5(b).

“Committee” has the meaning set forth in Section 5.5(d).

“Common Stock” has the meaning set forth in Section 2.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Debt” has the meaning set forth in Section 5.11(b).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Equity Award” means any award granted under any of the Company Equity Plans.

“Company Equity Plan” means any of the following and any other plan or arrangement pursuant to which incentive equity has been issued by the Company to current or former directors, officers or employees of the Company and its Subsidiaries (other than the ESPP): BMC Software, Inc. 2007 Incentive Plan, as amended, and award agreements thereunder, BMC Software, Inc. 2002 Employee Incentive Plan, as amended, the BMC Software, Inc. 2002 Nonemployee Director Stock Option Plan, the BMC Software, Inc. 2000 Employee Stock Incentive Plan, as amended, 1995 Non-Employee Directors’ Incentive Plan, as amended, and award agreements thereunder, BMC Software, Inc. 1994 Employee Incentive Plan, as amended, and award agreements thereunder, BMC Software 1994 Non-employee Directors’ Stock Option Plan, the BMC Software, Inc. 1994 Nonemployee Directors’ Incentive Plan, as amended, and award agreements thereunder, and the BladeLogic, Inc. 2007 Stock Option and Incentive Plan, as amended, and award agreements thereunder.

“Company Foreign Plan” has the meaning set forth in Section 3.9(a).

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Material Adverse Effect” has the meaning set forth in Section 3.1(a).

“Company Material Contract” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.4(b).

“Company MSU Awards” has the meaning set forth in Section 2.3(b).

“Company Option” has the meaning set forth in Section 2.3(a).

“Company Permits” has the meaning set forth in Section 3.7(d).

“Company Product” means any products or services sold or licensed (or offered for sale or license) by the Company or any of its Subsidiaries.

“Company Related Party” means the Company, its Subsidiaries and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Company RSU Awards” has the meaning set forth in Section 2.3(b).

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.17.

“Company Termination Fee” has the meaning set forth in Section 7.3(a).

“Compliant” means, with respect to the Required Bank Information, that: (a) the Company’s auditors have not withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion with respect to any audited financial statements contained in the Required Bank Information; (b) the Company or its auditors have not determined to undertake a restatement of any financial statements included in the Required Bank Information (it being understood the Required Bank Information shall be Compliant if such restatement is completed or the Company has determined no such restatement shall be required); (c) such Required Bank Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statement contained in such Required Bank information, in the context in which it was made, not misleading; and (d) the financial statements included in the Required Bank Information that is available to Parent on the first day of the Marketing Period would be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such period.

“Confidentiality Agreements” has the meaning set forth in Section 5.2(b).

“Consent Solicitations” has the meaning set forth in Section 5.17(a).

“Constructive Termination” means, with respect to an employee of Parent or its Subsidiary on or after the Effective Time, (i) Parent or its Subsidiary requiring such employee to be permanently based anywhere other than within fifty (50) miles of such employee’s job location immediately prior to the Effective Time; or (ii) a material reduction in such employee’s base salary or target bonus opportunity from that provided to such employee immediately prior to the Effective Time. Notwithstanding the foregoing, an employee cannot effectuate a Constructive Termination unless such employee provides written notice to Parent of the condition giving rise to the right of Constructive Termination (such notice to be given no later than 90 days following the initial existence of such condition) and Parent fails to cure such condition within 30 days of receipt of such notice.

“Converted Award” has the meaning set forth in Section 2.3(b)(ii).

“Customs & International Trade Laws” means any Law or other decision or requirement having the force or effect of Law of any Governmental Entity, concerning the importation, exportation, reexportation, or deemed exportation of products, including software, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such importation, exportation, reexportation, or deemed exportation, including, but not limited to, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979; the Export Administration Regulations; the Arms Export Control Act; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the embargoes and restrictions administered by the United States Office of Foreign Assets Control; executive orders of the President regarding embargoes and restrictions on transactions with designated entities and countries; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“Cut-off Date” has the meaning set forth in Section 5.3(i).

“Debt Commitment Letters” has the meaning set forth in Section 4.5(a).

“Debt Financing” has the meaning set forth in Section 4.5(a).

“Debt Tender Offer” has the meaning set forth in Section 5.17(a).

“Debt Tender Offer Documents” has the meaning set forth in Section 5.17(a).

“Definitive Agreements” has the meaning set forth in Section 5.11(a).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“EC Merger Regulation” means Council Regulation (EC) 139/2004 of the European Union.

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.8(b).

“Equity Commitment Letters” has the meaning set forth in Section 4.5(b).

“ERISA” has the meaning set forth in Section 3.9(a).

“ERISA Affiliate” has the meaning set forth in Section 3.9(c).

“ESPP” means (a) the BMC Software, Inc. 2013 Employee Stock Purchase Plan, (b) the BMC Software, Inc. International Employee Stock Purchase Plan (Sub-Plan of the BMC Software, Inc. 2013 Employee Stock Purchase Plan) and (c) any other Sub-Plans (as defined under the BMC Software, Inc. 2013 Employee Stock Purchase Plan).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Party” has the meaning set forth in Section 5.3(o).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Existing Notes” has the meaning set forth in Section 5.17(a).

“Fair Value” has the meaning set forth in Section 4.14(e)(i).

“Fee Letters” has the meaning set forth in Section 4.5(b).

“Financing” has the meaning set forth in Section 4.5(b).

“Funding Amount” means an amount of Available Funds equal to the sum of (a) $1,361,000,000 and (b) the aggregate amount in excess of $20,000,000 received (or deemed to have been received in any “cashless exercise”) by the Company between the date of this Agreement and the Effective Time in connection with any and all exercises of Company Options.

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period End Date “ has the meaning set forth in Section 5.3(a).

“Government Official” means any officer or employee of a Governmental Entity or any person acting in an official capacity for or on behalf of any Governmental Entity or on behalf of any such public organization.

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“Guarantors” means Bain Capital Fund X, L.P., Golden Gate Capital Opportunity Fund, L.P., Westhorpe Investment Pte Ltd, Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P. and Insight Venture Partners Coinvestment Fund II, L.P.

“Hazardous Substance” has the meaning set forth in Section 3.8(c).

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indebtedness” means, with respect to the Company and its Subsidiaries, (i) all liabilities for borrowed money; (ii) all liabilities under capital leases to the extent required to be capitalized under GAAP; and (iii) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i) and (ii) above.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Indentures” has the meaning set forth in Section 5.17(a).

“Intellectual Property” means any and all of the following: (a) inventions and conceptions (whether patentable or not), technology, designs, models, and improvements; (b) non-public proprietary information of any nature, including, but not limited to: (i) that of a business, technical, or financial nature; (ii) trade secrets; (iii) confidential information; and (iv) other non-public information, including, but not limited to: (A) know-how, (B) business methods, processes, procedures, and methodologies, and (C) non-published patent applications; (c) works of authorship, including, but not limited to, the Company Products; the Software; data; files; records; schematics; drawings; diagrams; tools; utilities; documentation; marketing materials; and other content, whether in electronic, digital, or tangible form and in whatever media; (d) databases and data collections; (e) trademarks, service marks and logos; and (f) any similar or equivalent embodiments, representations, or manifestations of property issuing from intellect.

“Intellectual Property Rights” means all of the following: (i) patents; (ii) rights in trademarks, service marks, trade names, and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) rights in copyrights, mask works, Software and copyrightable works; (iv) registrations or applications with respect to any of the foregoing; (v) rights in trade secrets, confidential information, know-how and in all other tangible and intangible proprietary information and (vi) all other intellectual property rights of any type recognized in any jurisdiction.

“Interested Party Transaction” has the meaning set forth in Section 3.21.

“Intervening Event” has the meaning set forth in Section 5.3(k).

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter.

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Lease” or “Leases” has the meaning set forth in Section 3.15.

“Lenders” has the meaning set forth in Section 4.5(a).

“Lien” means any lien, mortgage, pledge, title defect, claim, charge, security interest, hypothecation, easement, right-of-way or other encumbrance of any nature.

“Limited Guarantee” has the meaning set forth in the Recitals.

“made available” will be construed to mean that the applicable item has been made available prior to the execution of this Agreement by either (i) physically delivering such information to the recipient, (ii) delivering such information to the recipient in electronic format, whether via email or facsimile or contained in a disc or other memory device, or (iii) posting, and making accessible such information to Parent, in the electronic data room labeled “Project Coffee” on https://datasite.merrillcorp.com prepared by the Company in connection with the transactions contemplated by this Agreement.

“Marketing Period” means the first (1st) period of 20 consecutive days after the date of this Agreement throughout which (a) Parent has the Required Bank Information, (b) the Required Bank Information is at all times Compliant (except that if the Required Bank Information is at any time during such period not Compliant pursuant to clause (c) of the definition thereof, but during such period becomes Compliant as a result of a supplement to the Required Bank Information, the Marketing Period shall be extended by 5 Business Days, but shall not restart), (c) all conditions set forth in Section 6.1 have been (and remain) satisfied, other than (i) Section 6.1(a), (ii) from and after January 6, 2014, Section 6.1(c) and (iii) those conditions that by their nature can only be satisfied at Closing and (d) all conditions set forth in Section 6.3 have been satisfied or waived by Parent (and remain satisfied or waived), other than (x) from and after January 6, 2014, Section 6.3(e) and (y) those conditions that by their nature can only be satisfied at Closing; provided, that (A) July 4, 2013, July 5, 2013, November 28, 2013, November 29, 2013, November 30, 2013 and December 1, 2013 shall not be considered days for the purposes of the Marketing Period, (B) the Marketing Period shall either end on or prior to August 16, 2013 or, if the Marketing Period has not ended on or prior to August 16, 2013, then the Marketing Period shall commence no earlier than September 3, 2013, (C) the Marketing Period shall either end on or prior to December 21, 2013 or, if the Marketing Period has not ended on or prior to December 21, 2013, then the Marketing Period shall commence no earlier than January 6, 2014, (D) the Marketing Period shall end no earlier than the first (1st) Business Day following the date on which the condition in Section 6.1(a), Section 6.1(c) and Section 6.3(e) are satisfied or waived and (E) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained by Parent.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“ML” has the meaning set forth in Section 3.19.

“MS” has the meaning set forth in Section 3.2(h).

“Multiemployer Plan” has the meaning set forth in Section 3.9(a).

“NASDAQ” means the NASDAQ Global Select Market.

“New Plan” has the meaning set forth in Section 5.5(b).

“Non-Recourse Person” has the meaning set forth in Section 7.3(d).

“Notice Period” has the meaning set forth in Section 5.3(e)(ii).

“Open Source Software” means any Software that is subject to any open source license including any license that is or substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.

“Owned Intellectual Property Rights” has the meaning set forth in Section 3.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Expense Reimbursement Obligations” has the meaning set forth in Section 7.3(e).

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parent Related Party” means Parent, Merger Sub, the Lenders, and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Termination Fee” has the meaning set forth in Section 7.3(c).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“PCAOB” means the Public Company Accounting Oversight Board of the United States.

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being diligently contested in good faith through appropriate proceedings or for which adequate accruals or reserves have been established in accordance with GAAP, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), or (E) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Present Fair Salable Value” has the meaning set forth in Section 4.14(e)(ii).

“Principal Lease” or “Principal Leases” mean one or all, respectively, of the following Leases: (i) Houston, Texas; (ii) Pune, India; (iii) Austin, Texas; (iv) San Jose, California; (v) Tel Aviv, Israel; (vi) Egham, United Kingdom; (vii) Tampa, Florida; (viii) Lexington, Massachusetts; (ix) Tel Hai, Israel; and (x) McLean, Virginia.

“Proxy Statement” has the meaning set forth in Section 3.12.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a)(i).

“Recommendation” has the meaning set forth in Section 3.3(a).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Representatives” has the meaning set forth in Section 5.11(b).

“Required Bank Information” has the meaning set forth in Section 5.11(b).

“Retained Claims” has the meaning set forth in Section 7.3(e).

“Rights” has the meaning set forth in the Rights Plan.

“Rights Plan” means that certain Rights Agreement, dated as of May 12, 2012, by and between BMC Software, Inc. and Computershare Trust Company, N.A. as rights agent, as amended.

“RSU Award Agreement” has the meaning set forth in Section 2.3(b)(i).

“Rule 14e-1” has the meaning set forth in Section 5.17(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 2.1(a).

“Significant Subsidiary” has the meaning set forth in Section 3.1(a).

“Software” shall mean any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.

“Specified Approvals” has the meaning set forth in Section 3.3(b).

“Specified Indebtedness” has the meaning set forth in Section 3.2(f).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(n).

“Superior Proposal Notice” has the meaning set forth in Section 5.3(e)(ii).

“Supplemental Indentures” has the meaning set forth in Section 5.17(b).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Systems” means servers, hardware systems, websites, databases, circuits, networks and other computer and telecommunication assets and equipment of the Company.

“Takeover Statutes” has the meaning set forth in Section 5.7.

“Tax Return” has the meaning set forth in Section 3.13(d).

“Taxes” has the meaning set forth in Section 3.13(d).

“Termination Date” has the meaning set forth in Section 5.1(a).

“TIA” has the meaning set forth in Section 5.17(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BOXER PARENT COMPANY INC.

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	President

BOXER MERGER SUB INC.

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	President

BMC SOFTWARE, INC.

By:	/s/ Robert E. Beauchamp
	Name:	Robert E. Beauchamp
	Title:	Chairman of the Board, President & Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]